UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 10
(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

________________________

MEDBOX, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	45-3992444 (I.R.S. Employer Identification No.)

8439 West Sunset Blvd., Suite 101 West Hollywood, CA 90069 (Address of Principle Executive Offices)	90069 (Zip Code)

   Registrant’s telephone number, including area code:  (800) 762-1452

Securities to be registered under Section 12(b) of the Act:

Title of each class To be so registered	Name of exchange on which each class is to be registered

None	N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements. See “Item 1. Business—Implications of Emerging Growth Company Status” and “Item 1A. Risk Factors—We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Part I

Item 1.             Business

Business Overview and Subsidiaries

Medbox, Inc. is a Nevada corporation.  We currently operate through seven wholly-owned subsidiaries:

•
Prescription Vending Machines, Inc., a California corporation, dba Medicine Dispensing Systems in the State of California (“MDS”), which distributes our Medbox™ product and provides related consulting services discussed further below;

•	Vaporfection International, Inc., a Florida corporation through which we distribute our medical vaporizing products and accessories.
•	Medicine Dispensing Systems, Inc., an Arizona corporation, which provides our consulting services in Arizona;
•	Mini-Storage Solutions, Inc., a California corporation that produces and will market our Safe Access Storage Locker product;
•	Medbox Rx, Inc., a California corporation that will market our Rx product line including Lockbox Rx and Sample-Safe;
•	Medbox, Inc., a California corporation that is currently inactive and which has the same name as the Company;
•	Medbox Leasing, Inc., a California corporation that is currently inactive, and
•	Medbox Technologies Ltd., a Canadian corporation incorporated in December 2013 to market our dispensing machines in Canada.

MDS developed the Medbox™ patented biometric medicine dispensing machine designed to confirm patient identification through a biometric verification system prior to dispensing medicine to authorized patients.  The Medbox also has an optional companion machine for dispensing refrigerated products.

Medbox features patented systems that dispense herbal and prescription medications to individuals based on biometric identification; while the related patent covers both fingerprint and retinal scan identification, the Medbox currently uses only fingerprint identification.  While currently used only in alternative medicine clinics, this system allows such facilities as well as pharmacies, assisted living facilities, prisons, hospitals, doctors’ offices, which facilities we intend to market to in the future, to help manage employee possession of sensitive drugs. In a retail environment typical in most alternative medicine clinics, the system also allows these clinics to document that the user is a registered patient and that the patient has a valid and unexpired authorization from a physician to possess and use the medicine dispensed.  Each transaction is tracked internally for accounting and compliance purposes.  Patient information is all kept securely onsite, and is not online as the software is completely self-supportive and does not require an Internet connection.

Through MDS we also offer consulting services to the pharmaceutical industry.  We also offer turnkey consulting services to individuals seeking to establish alternative medicine clinics.  These services include site selection, permitting, design, full build-out, and licensing.  Medbox does not engage in the production, sale, or marketing of any products dispensed through our machines.  We provide systems and equipment to the final distribution point of consumer pharmaceuticals in addition to certain consulting services.

MDS provides consulting services primarily to individuals and groups seeking to establish new clinics, often in jurisdictions that have recently passed legislation concerning the availability of alternative medicines (principally, medical marijuana).  In general, soon after legislation is introduced in a particular state the media provides extensive coverage, interested operators commence preliminary due diligence, consultants become familiar with the legislation and local (state) issues, and once the legislation is passed there is often a deluge of prospective clinic operators, consultants, and industry participants jockeying for position within the local market.

The public is often concerned about regulation and safety and the media normally focuses heavily on this issue.  Medbox, Inc. often garners substantial media attention on this issue.  We believe that this attention helps us establish our local credibility and that credibility helps our competitive position with respect to our consulting business.  Consulting customers who establish clinics through Medbox are contractually obligated to purchase a Medbox dispensing system, consisting of a climate controlled medicine dispensing machine and a refrigerated secondary machine for storage of additional products, for their new clinic.  Since introduction of the Medbox, MDS has provided consulting services to over 150 startup clinics, all of which have acquired Medbox machines and/or point of sale systems. In 2010 and 2011, MDS sold POS systems separately from Medbox machines.  As of January 2012, MDS has included the POS system with any machine sold and has discontinued selling the POS system separately.

Pursuant to the April 2013 acquisition discussed below, we also sell a line of tabletop medical vaporizers and expect to begin selling a portable line of vaporizers in the second quarter of 2014.

In December 2013, in conjunction with our entering into a consulting and distribution agreement with a Canadian company, Medbox formed a wholly owned subsidiary called Medbox Technologies Ltd., located in Vancouver, British Columbia, Canada.

Corporate History

We were originally incorporated on June 16, 1977 in the State of Nevada as Rabatco, Inc.  In May 2000 we changed our name to MindfulEye, Inc.  At that time, MindfulEye was in the business of operating self-serve kiosks where consumers could download movies onto a flash drive.  Although MindfulEye had continuous operations and non-cash assets, revenues through the operation of the kiosks were minimal.  That business has since been discontinued.  On November 25, 2011, P. Vincent Mehdizadeh, the founder of MDS and creator of the Medbox, purchased 5,421,500 shares of common stock of the Company, after which he owned 50% of the outstanding shares of common stock of the Company.  On August 30, 2011, in anticipation of the transaction discussed below, we changed our name to Medbox, Inc. to better reflect our current business operations.

Pursuant to a Stock Purchase Agreement between Medbox, Inc. and PVM International, Inc. (“PVMI”) dated as of December 31, 2011, pursuant to two separate closings held on January 1, 2012 and December 31, 2012, the Company acquired from PVMI all of the outstanding shares of common stock in (i) MDS, (ii) Medicine Dispensing Systems, Inc. (our Arizona subsidiary), and (iii) Medbox, Inc. (our California subsidiary that is currently inactive), in exchange for two million shares of the Company’s common stock and a $1 million promissory note.  The promissory note has been paid in full.

PVMI is an entity wholly owned by P. Vincent Mehdizadeh.  It is a separate entity from our subsidiary, MDS.

MDS is a for-profit corporation organized on February 15, 2008, under the laws of the state of California.  Mr. Mehdizadeh, MDS’ founder, developed the Medbox.  MDS has been a profitable and operating business both prior and subsequent to this transaction.

In August 2012, Mr. Mehdizadeh purchased the remainder of the outstanding shares of the Company in a private transaction and transferred such shares to a holding company named Vincent Chase, Inc., controlled by Mr. Mehdizadeh at the time.  As the controlling owner of the Company, Mr. Mehdizadeh replaced the Company’s management with current management as discussed elsewhere in this document.  As of the date hereof, Vincent Chase, Inc., is beneficially owned by Mr. Mehdizadeh.

Acquisition of Vaporfection International, Inc.

On March 22, 2013, we entered into a Securities Purchase Agreement with Vapor Systems International, LLC, to acquire from it all of the outstanding shares of common stock of Vaporfection International, Inc., a wholly owned subsidiary of Vapor Systems International, LLC formed in contemplation of this transaction and to which Vapor Systems International, LLC subsequently transferred all its operations and assets, in exchange for warrants to purchase shares of Medbox, Inc. common stock, which warrants can be exercised at a later date at the election of Vapor Systems International, LLC.  The agreement was amended on July 5, 2013.

The closing of this acquisition took place on April 1, 2013.  Pursuant to this agreement, Medbox issued Vapor Systems International warrants to purchase 260,864 shares of our common stock in exchange for the outstanding shares of Vaporfection International, Inc., which is now our wholly owned subsidiary.  This warrant was subsequently split up and reissued to the individual owners of Vapor Systems International, LLC.  The warrants have an exercise price of $.001 per share, subject to adjustment for stock dividends, subdivisions or combinations of the common stock, reclassifications and similar transactions.  The warrants are exercisable beginning on March 21, 2014 and are exercisable until April 1, 2018.  Pursuant to this agreement we also agreed to fund Vaporfection International’s operations with up to $1.6 million, of which Medbox has funded approximately $900,000 to date, for ongoing working capital purposes (which funds will remain within our control as the parent of Vaporfection International) and cancel an outstanding $50,000 promissory note executed by Vapor Systems International to Medbox, Inc. as lender.

We also agreed to issue a number of “performance shares” of our common stock if the cumulative four-year EBITDA (earnings before interest, taxes, depreciation and amortization) of Vaporfection International, Inc. during the period March 23, 2013 to March 31, 2017 is at least 70% of $16,883,057.  If so, then we will issue additional shares of our common stock in an amount equal to such EBTIDA amount minus $7,597,376, divided by the average closing price of the common stock over the ten trading days preceding the date of the calculation, which will be April 1, 2017.  Therefore, there is no limit on the number of shares we may issue pursuant to the agreement as such number, assuming the EBTIDA figure is met, is based on trading prices and the final EBTIDA figure.  However, the following table estimates the number of shares we would be required to issue at various assumed average ten-day closing prices assuming the minimum EBTIDA requirement ($11,818,139) was met:

Average Ten-Day Closing Price	Number of Shares to be Issued
$25.00	168,830
$10.00	422,076
$5.00	844,152
$2.50	1,688,305
$1.00	4,220,763
$0.50	8,441,526

The EBITDA calculation will be made on an annual basis and, if the EBTIDA threshold is met or exceeded on any April 1st prior to April 1st, 2017, 25% of any shares due will be paid out that year, with the balance retained to serve as a carryover reserve provision for years with a shortfall in EBITDA earnings or fewer shares are due as a result in changes of the applicable closing price of the common stock.  Of any performance shares distributed, 70% will be issued to Vapor Systems International, LLC, and 20% to the management of Vapor Systems International, Inc. and 10% to Postma Realty Investments Management, Inc., an independent contractor of Vaporfection International, Inc.  The final amount of shares due to be issued will be calculated on April 1, 2017 using the final EBTIDA and ten-day closing price on such date, with any shares issued to date deducted from the final number of shares to be issued pursuant to the agreement.

Finally, Medbox, Inc. agreed to pay $175,000 in cash and issue a warrant to purchase 5,000 shares of Medbox common stock to Amir Yomtov, the inventor of certain patents used by Vapor Systems International, in order to settle ongoing litigation between Mr. Yomtov and Vapor Systems International.  Mr. Yomtov is also restricted in the amount of shares he can re-sell during any monthly period as set forth in the agreement.   During various dates in the fourth quarter of 2013 and the first quarter of 2014, we cancelled a portion of this warrant in exchange for payments to Mr. Yomtov in the amount of $35,000.  As of January 5, 2014, Mr. Yomtov may purchase approximately 3,000 shares of our common stock under this warrant.

We have accounted for the acquisition of Vaporfection International Inc. by the purchase method.  The 260,854 warrants provided as part of the consideration were valued at $4.47 each or $1,166,017.  In addition, other components of the consideration paid for the acquisition were:  (1) the cash and warrants issued to Mr. Yomtov ($197,300); (2) the cancelled promissory note owed to Medbox ($50,000); (3) settlement of pre-existing liability in exchange for shares of our common stock ($83,827); and (4) various assumed liabilities ($138,094).  No value was attributed to the performance shares as management believed that the probability of attaining the performance benchmarks was remote.  The excess of the purchase price of $1,635,000 over the value of the net assets acquired of $740,000 was recorded to Goodwill or $895,000.

We engaged Aranca US Inc., to value the transaction and assign the purchase price to the tangible and intangible assets acquired.  As a result of that valuation, we allocated $70,000 to the net assets acquired and allocated to identifiable intangible assets $670,000 in value as follows: (1) distributor relationships - $340,000; (2) intellectual property/technology - $287,000; (3) Domain names - $46,000; and (r) non-compete covenants - $23,000.

Through our new subsidiary Vaporfection International, Inc., we distribute of a line of medical vaporizing products including award winning Vaporfection vaporizers.  Awards won by the Vaporfection vaporizers include the High Times Magazine’s Cannabis Cup, Product of the Year – Best Vaporizer 2011 for the ViVape and Best Vaporizer, Kush Expo 2012, for the ViVape 2.  The Kush Expo is hosted by Monster Events, Inc., who bills it as “the world’s biggest Medical Marijuana Show.”

Our purchase of Vaporfection International included an inventory of the Vaporfection vaporizer.  Vaporfection’s patented designs using Vapor Glass™ and Vapor Touch™ technology, featuring laboratory grade “glass on glass” heating element, heating chamber airway, and touch screen temperature control provide a directed stream of pure heated air into the herb, which causes it to release its medicinal ingredient into the vapor.  The process virtually eliminates impurities and carcinogens from the medicating process, creating a vapor of only the purest, efficient and virtually odorless medical ingredient directly into the patient’s respiratory system.  This process allows for patients to ingest medicine in hospitals, treatment facilities, and even their homes, without disturbing others nearby.

Vaporfection currently has two flagship products, one of which is a handheld portable device called the miVape that is undergoing product enhancements with a scheduled launch date of the first quarter of 2014. Vaporfection’s only product in production at present is the viVape 2 unit that is a tabletop unit and is a more robust vaporizing system.

Other 2013 Acquisition Agreements

In 2013, Medbox entered into agreements for two additional business partnerships which we anticipated would help us to develop a fuller range of products and services, however, we settled and modified one of the business arrangement and are attempting to rescind the other agreements as discussed below.

Bio-Tech Medical Software, Inc.

On February 26, 2013, Medbox entered into (i) an Amended and Restated Stock Purchase Agreement and (ii) an Amended and Restated Technology License Agreement, with Bio-Tech Medical Software, Inc.(“Bio-Tech”), a corporation that, according to information it provided to us, has developed a seed-to-sale tracking software system for biometric cannabis (marijuana) as well as a HIPAA compliant, SAS70 approved biometric e-prescribing technology that can help prevent “doctor shopping.”  Pursuant to the Stock Purchase Agreement, we agreed pay Bio-Tech $1.5 million in exchange for 833,333 shares of Bio-Tech’s common stock, with 1/3 of each issuance of common stock and the cash to Bio-Tech to be exchanged at three separate closings.  We also agreed to issue to Bio-Tech 700,000 shares of our common once they had two consecutive quarters of profitability after the execution of the Amended Stock Purchase Agreement.  At the first closing under the stock purchase agreement on February 26, 2013, we paid Bio-Tech $500,000 in exchange for 277,778 shares of Bio-Tech’s common stock; we paid Bio-Tech an additional $100,000 in June 2013.  The next two scheduled closings did not take place.  On June 26, 2013, we notified Bio-Tech that we were canceling these agreements with them due to a breach in a provision contained therein, and subsequently entered into negotiations with Bio-Tech to attempt to separate from our proposed business partnerships amicably.  Such negotiations were ultimately unsuccessful, and on August 9, 2013, Bio-Tech sued us for breach of the agreements due to Medbox’ refusal to complete the transaction as agreed, and on August 30, 2013 we counter-sued Bio-Tech to enforce our right to cancel the agreements as a result of Bio-Tech’s breach.   On February 27, 2014, the Company signed a settlement agreemet with Bio-Tech, According to the agreement, the Company maintained full license rights on the Bio-Tech technology for the term of five years with no additional monies due from the Company. All stock transfers between the companies were cancelled and recended.  See “Item 8. Legal Proceedings” for additional information.

MedVend, LLC

On March 12, 2013, we entered into a Membership Interest Purchase Agreement with the holders (the “Sellers”) of 94.8% of the equity interests in MedVend Holdings, LLC, the holding company for MedVend, LLC (“MedVend”), a Michigan based bio-tech company that features a patented automated medicine dispensing machine used for traditional prescription pharmaceutical dispensing, and several related entities.  Pursuant to the agreement, we agreed to acquire 50% of the equity interests in MedVend Holdings in exchange for $4.1 million to be paid $300,000 in cash at closing and $3.8 million to be paid in either cash or our common stock on the 10th business day after the one-year anniversary of the closing (the “Subsequent Payment Date”),

As contemplated by the agreement, the parties agreed to form a new company, to be named MedVend, Inc., which will be owned 50% by Medbox, Inc. and 50% by the other holders of MedVend Holdings, and into which MedVend would transfer its assets and liabilities, and which will thereafter operate MedVend’s current business.

On May 7, 2013, we were served with a complaint entitled Envy Tech Fund, LLC vs. Darryl B. Kaplan, filed in the Michigan Circuit Court for the County of Oakland, Case #:  2013-133858-CKCK.  The complaint alleges that the Sellers did not have authority to enter into the transaction with us because the consent of the minority stockholders was required.  We have obtained a dismissal from the action and attempted to negotiate with the Sellers to rescind the Membership Interest Purchase Agreement based on the fact that the Sellers did not have the power and authority to enter into the agreement as they had represented therein.  Such negotiations were not successful, and on May 8, 2013, we filed suit against the Sellers to rescind the Membership Interest Purchase Agreement. See “Item 8. Legal Proceedings” for additional information.
Patents Related to our Business

Patent Number US 7,844,363 B1

There is one U.S. patent related to the Medbox system, Patent Number US 7,844,363 B1, which is for a medicine dispensing system that allows for safe and secure access for patients that require medicine, while still giving clinic operators a powerful tool to help with inventory control and medication management. The machine limits abuse and insures all patient data is securely kept onsite, at the pharmacy location, via computer-based application. The patent, which expires in November 2028, is owned by PVMI and exclusively licensed to Medbox, Inc. for the duration of the patent, on a payment basis to PVMI of $1 per year.

The text for this patent is as follows:

“The present invention relates to the idea of enabling an individual to conveniently purchase herbal medications and prescription medicines from specialized machines. The system provides for the individual to be processed through a central database to be certain that the item being purchased has been legally authorized by an appropriate medical authority such as a licensed physician and has provided appropriate verification to confirm that the individual who is receiving the medication is the correct individual. The present invention enables the individual to conveniently purchase the medication from a machine.”

PVMI has four additional patents pending for our dispensing and storage systems for dispensaries, urgent care centers, pharmacies, assisted living centers, prisons, hospice care facilities, and doctors’ offices. One such patent is an application that seeks to expand on the existing issued patent discussed above.  We have entered into an exclusive licensing agreement with PVMI with respect to these and any other patents issued in the future with respect to our products on a payment basis to PVMI of $1 per year for each issued and pending patent.

US Patent Number D677,774 and D654,160

Through Vaporfection International, Inc., we own 2 U.S. design patents on the Vaporfection vaporizer’s heating assembly.  Patent D677,774 was granted on March 12, 2013 and expires in November 2027.  Patent D654,160 was granted March 3, 2011 and expires March 3, 2025.

In addition, we have three U.S. nonprovisional applications filed, one U.S. provisional application filed, two U.S. design patent applications filed and two U.S. design patents issued. On January 14, 2014 we were notified that the U.S. Patent and Trademark Office granted two of the pending applications involving glass-on-glass heating within our portable vaporizer, the miVape.

We have six registered trademarks for the mivape, vivape, vaporfection, aqua vape, vaporsense and vaporglass.

New Products

We have developed the following new products that will expand our product line beyond the Medbox and the Vaporfection vaporizers.  We expect these products to be manufactured by the same companies and under the same arrangements as our Medbox machine, as discussed below, and that they will be available for sale beginning during the fourth quarter of 2014.

Safe Access Storage Lockers

These systems can be used by medium to large mail-order chains, which is our target market for this product, for the retrieval of retail goods by their customers.  Similar storage systems have recently been implemented by large chains such as Amazon to improve shipping logistics to consumers.  These storage lockers are placed in chain retail stores (supermarkets, mini-marts, etc.) and consumers are given the option of having their items shipped or picking their items up at a nearby location by inputting a secure pin-code at one of these storage systems.  Our system can be accessed through the use of pin-code or fingerprint recognition.

Lockbox Rx (a/k/a Lockbox Express)

This system provides pharmacies, our target market for this product, with a mechanism to allow their customers to pick up their medications, quickly and conveniently, 24 hours a day.  This system consists or a series of lockers hooked up to a central kiosk.  In order to use this system, a pharmacy client simply pre-registers at the pharmacy, one time, to use the system in the future; when the customer subsequently visits that pharmacy, the Lockbox Rx storage system will recognize the customer through biometric recognition and an identification card that includes the customer’s credit card information.  Thereafter, when the customer’s prescription order is ready, the customer will receive a text message that their order is ready, along with suggestions or coupons for complimentary products if appropriate, which the customer can add to their order using the pharmacy’s web site.  Then, the customer visits the pharmacy at their convenience and proceeds directly to the Lockbox system.  Once the system has verified the customer’s identity, a temporary use lockbox is unlocked and the customer’s medication, pre-loaded by the pharmacist, along with their additional order, if any, is ready for retrieval.  The cost of the medicine and other products ordered is charged to the customer’s credit card that was put on file during the registration process.  The Lockbox Rx can be used for any prescription medication as well as over-the-counter medicines and other pharmacy products.

Sample-Safe

Our target market for this wall-mounted unit is doctors’ offices, where, according to recent media reports, samples of prescription medications that have been provided to the office by pharmaceutical companies are often misappropriated by office staff.  The unit offers strict inventory control through the use of biometrics and an internal record keeping system designed to be unalterable by office staff.  The system also notifies the pharmaceutical companies when samples are in limited supply for restocking purposes.  We intend to market this product to pharmaceutical companies as a cost-effective means to control inventory and communicate critical real-time data about restocking needs.

We are very excited about the introduction of these new products as additions to the Medbox family.  We have developed the hardware for each of these products and are working to complete the software development.  We are still developing the distribution channels for these new products.

Like the Medbox system, these new products will have an initial purchase price but the purchaser will also be required to purchase a maintenance contract from us.  Because these products are for traditional medications, however, they will not include a legal consulting component and therefore the monthly fees will be lower than the monthly maintenance fees associated with the Medbox.  We have not, however, set the prices of our new products or the companion maintenance agreements.

The Medicine Dispensing System:  The Medbox

The founder of MDS conceived of the Medicine Dispensing System, which we call the Medbox, in 2007.  In November 2007 he filed the patent application for the Medbox as discussed above, and finalized the current design of the Medbox in March 2010.

The Medbox machines are manufactured according to MDS’ patented design.  We have contracted with a manufacturer based in Corona, California to manufacture the Medbox.  The local manufacturer, AVT, Inc., which is controlled by Shannon Illingworth, one of our non-affiliate stockholders, has subcontracted the building of the physical machines to a manufacturer located in Spain.  We do not have a contractual relationship with the Spanish manufacturer.

Although we do not have a minimum order requirement, MDS typically purchases machines in lots of 26 units shipping via an intermodal shipping container.  The machines are shipped from the Spanish sub-contractor to the local manufacturer, which then installs the biometric and card reader equipment as well as the touch-screen interface.   Shipping and related costs are undertaken by our Corona, California manufacture, who also arranges for shipping to the U.S. and to the location of the dispensary/purchaser upon our instructions.  We make payments on these containers, which vary by contract but range from 10% to 25% of total order value: upon placing the order; an additional amount to reach 50% of the total order value deposited when the machines are ready to ship to the United States; and the remainder of the order as each machine is shipped to our directed location.

The raw materials required for our machines are fungible and readily available from a multitude of sources.  We also believe that we would be able to find a replacement or additional manufacturers if our current manufacturer was unable to continue to manufacture our products or keep up with demand.

Our agreement with the manufacturer prohibits the manufacturer from producing any machine competitive with the Medbox, and provides that the sub-contractor must be prohibited from manufacturing any competitive machine for the U.S. market.  When MDS receives an order for a Medbox, it contacts the local manufacturer, who installs the customer-security related electronics (biometric and card reader) and then ships the machine to the end-user.  Installation is completed by the local manufacturer according to MDS specifications.  The lead time for ordering machines is three weeks (order to arrival of the shipping container).  The lead time from sale of a machine to a customer until the machine is installed (installation of electronics, delivery to end-user, and set-up of machine) is usually six business days.

MDS has also developed more advanced electronic features for its Medbox family of products (security, control, and tracking).  Because MDS adds these features upon sale of a machine, an enhanced design can be seamlessly incorporated into the existing hardware inventory without disrupting inventory.  We believe this approach provides MDS with a distinct competitive advantage in its ability to remain on the leading edge of technology. This approach further allows MDS to design technological improvements that can easily be retrofitted to existing installed machines.

The Medbox is intended for herbal medications and prescription medications.  As further discussed below, our primary target market for the Medbox system is alternative medicine (medical marijuana) clinics.  Currently we market the Medbox for the control and dispensing of medical marijuana.  We only market this product in states that have regulatory systems in place to license alternative medicine clinics; thus we do not market in states that have de-criminalized the possession of medical marijuana if they have not put a licensing mechanism in place for clinics.  In such states we assist our consulting clients with procuring licenses and otherwise operating in compliance with the relevant regulations as well as outfitting their clinics with our Medbox technology.  In the clinics in states with these regulations, the Medbox machines sit behind the counter and are at the control of the clinic employee as an inventory management and compliance tool.  While the Medbox machine can be used to dispense medicines to individual patients on a self-service basis, based on practical considerations, such as public sentiment, we currently do not offer that configuration to our clients.  We believe, however, that in the future as the public becomes more comfortable with herbal medications, such self-service use by consumers may become common.

A conventional temperature-controlled Medbox machine retails for $25,000.  Sales terms with customers are a 50% deposit with order and 50% upon delivery.

MDS offers a second machine as an add-on to the basic Medbox machine that can hold up to ten units of 35 different items, is refrigerated and is used for refrigerated medible products (i.e. food items that contain marijuana).  This system sells for a retail price of between $15,000 and $25,000.  Sales terms remain 50% up front and 50% upon installation.  The additional refrigerated machine can only be used in conjunction with the main Medbox machine and not separately.

Purchasers of a Medbox are required to purchase a maintenance contract from MDS.  Pursuant to the maintenance contract purchasers receive from MDS state and local licensing support and technical support for a monthly fee (we waived a majority of such fees through June 2014).  The monthly maintenance fee is $79 a month for customers who purchased a Medbox prior to July 1, 2011 and ranges from $295 to $495, depending on the purchaser’s geographic location, for all other customers.  The terms of our standard maintenance contract provide that the contract remains in place as long as the clinic that purchased the Medbox remains open.  If the clinic closes, MDS has the first right to repurchase the Medbox machine for a discounted price set forth in the contract that is based on how long the machine has been in service.

Under the terms of our standing consulting agreement, we recognize revenue when a milestone is reached.  These milestones include entity formation, site selection, conditional use permit approval, business license approval, and machine placement.   In addition, if the contract includes the build out of the client location then the remainder of the revenue is recognized when the facility is completed and available for move-in by the client.  Specifically, once a client signs a consulting engagement, we collect an initial deposit of between $22,500 and $30,000 for the pre-application process of entity formation, assistance in the securing of a properly zoned location as per the guidelines set forth in the applicable jurisdiction, and filing a business license application with the state and local municipality.  Thereafter, when the client’s license is secured an additional payment is due and payable that we recognize as revenue.  A final payment is due once the physical location is built-out pursuant to security specifications submitted to the state or local municipality and our company’s Medbox machines are delivered and installed at the premises.

The Point-of-Sale System

We used to sell the point of sale system as an addition to the Medbox.  The POS system consists of a monitor, keyboard, credit card reader, and computer with interface.  Beginning January 1, 2012, this equipment comes standard with every Medbox machine purchased.  The POS connects to the Medbox and dispenses medicine at the control of an operator.  This eliminates handling of product and provides better inventory control and reduced product shrinkage.

These systems are manufactured according to MDS’ patented design, are far smaller and are not purchased in container lots but instead, in lots of ten systems.  The cost to MDS is $1,000 per system.  The retail price was formerly $2,500 but as noted above the POS system is now included at no extra charge with each Medbox dispensing system machine.
Consulting Services

Alternative Medicine Clinics (“AMCs”)

Through MDS and, in Arizona, Medicine Dispensing Systems, Inc., we offer consulting services to individuals in established alternative medicine territories as well as newly emerging states that have recently enacted legislation allowing the use of alternative medicine.   At March 31, 2014, we had 89 consulting clients under contract in the states of California, Arizona, Connecticut, Washington, Colorado, Nevada, Oregon, and Illinois.  As of March 31, 2014, 24 of these clients have been awarded licenses and 65 are in the pre-license application phase to establish alternative medicine clinics.

Through our consulting services we assist clients in opening an alternative medicine clinic.  We provide persons that want to open an alternative medicine clinic comprehensive assistance through the entire clinic opening process, including legal advice through an outside contracted legal services provider, licensing, permitting, zoning hearings, public relations and marketing, site selection, negotiation with landlords and designing and equipping the clinic.

On a turn-key clinic product, which we offer in states that have a state regulated permitting process, we generally collect $50,000 for our general consulting services, between $40,000 and $50,000 for a set of machines (Medbox with POS and refrigerated add-on unit), and $60,000 for other store equipment, furniture, displays, and interior construction / leasehold improvements.  In general, we typically realize a gross profit on these transactions of $72,500 from the consulting fees/build-out and $21,500 from the Medbox system sales.

In addition, we have also started to offer Platinum services to select customers that would rather purchase a turn-key licensed AMC than to go through the many-month process of attempting to secure a license, source a location, build it out and set up the Medbox system.  For these services, clients sign an agreement with us but pay no money up front for our services.  As opposed to advising clients on how to get through the permitting process as we do for our standard consulting services, with our Platinum offering we take all the steps necessary to get approval for, set up and equip an AMC in the client’s name, with the client having minimal involvement; for example, the client will sign any necessary permit applications and lease agreements.  Other than this minimal involvement, the client is not involved in the process until the AMC is approved, set up and ready for business, at which time the client takes possession and pays our fee.  If required permits are denied of the AMC does not get set up for any reason, the client pays nothing.  We expect Platinum clients will pay us between $900,000 and $1,500,000 for this Platinum service depending on the state in which the AMC is to be located.

We also assist the owners of existing AMCs, who are generally non-profit entities, in transferring management interests in their clinic to new parties.  In for profit-markets, we also assist owners in direct sales of their businesses, including locating potential eligible purchasers.

Pharmaceutical Industry

Through Medbox Rx, Inc. we offer consulting services to entities in the pharmaceutical industry, principally chain pharmacies.  Such services focus on alternative methods of storage of pharmaceutical products and networking with medical providers and pharmacies in order to increase distribution and sales.  While currently we do not have any consulting clients in the pharmaceutical industry, we are currently marketing these services on a limited basis and believe that there is great potential in this area.

Turn-Key Dispensing Facility

We enter into contracts for establishing operating dispensaries that vary in price based on location, level of services provided and competitive pressures.  These contracts vary in price but, for our standard consulting engagement, generally range from $150,000 to $250,000.  As an example we have broken down a $150,000 standard contract as follows:

Price

Package Price	$150,000
Consulting and Legal	$50,000
Build-out	$60,000
Medbox System, including optional Medible add-on and POS	$40,000

Regulatory Requirements

While we are not required to obtain governmental approval in connection with the manufacture and sale of our products, establishing an operating dispensary requires governmental approval, usually at the local and State level.  This is obtained through a complex licensing process that is newly adopted by the states in almost all cases, which we navigate on behalf of our clients. The regulatory framework includes a rule-making procedure that includes a period for public comment. This is traditionally followed by draft rules posted by the department of health for the state or other consumer affairs department charged by the state to facilitate the impending dispensary program. Thereafter, final rules are posted. The entire post legislative process can take six months to one year to fully implement. Licenses are typically granted within three to six months of final rules being adopted and implemented.

Sales Channels

As discussed above, our primary target market for the Medbox and our related products and services are alternative medicine clinics.  MDS currently advertises its products and services via internet advertising to entrepreneurs seeking to establish a clinic.  MDS’ advertisements can be found at our web site www.thedispensingsolution.com and in print magazine ads such as Entrepreneur Magazine and Culture Magazine.  The information at our web site should not be considered a part of, and is not incorporated by reference into, this document.

MDS also promotes its machines to existing clinic operators via direct mail and advertising (both print and online).

After initial contact is made by a potential client, the Medbox sales team gives an orientation as to the different products and services we offer.  Typically a meeting is scheduled for a live demonstration of our products at one of our offices.

Historic Sales Review

During the 36 months ended December 31, 2013, MDS sold 158 Medbox machines, which includes both base machines and the optional refrigerated add-on unit.  During that time we also sold 53 POS Systems, which we no longer sell separately.

At December 31, 2013, we had approximately $10 million in contract commitments for our consulting services and Medbox machines. Our contract commitments are revenue for products and services that are contingent on events for which there is substantial uncertainty at the date the contract or agreement was entered into. Future delivery on these commitments and recognition of additional consulting revenue is contingent on the clients who have contracted for them receiving the required state licenses.  As a result, we will recognize these revenues as each milestone is achieved: the license is obtained; the dispensary site is determined and built out; and, the dispensing machine is delivered. Since our contract commitments are contingent on events with substantial uncertainty, it should not be looked at as an indicator for future earnings.

The Prescription Dispensing Market

As further discussed above our secondary market, which we intend to develop in the future, is doctors’ offices, pharmacies, assisted living facilities, prisons, urgent care facilities and hospice care facilities that are interested in being able to dispense traditional prescription medications.  For pharmacies this could be during off-hours or even during regular hours when the pharmacy wants to offer customers a self-service option, for example, to bypass a long line.  As an example, our Lockbox Rx machine would allow a pharmacy customer to visit the store after the pharmacy counter is closed and, using an identification card and pre-established verification retrieve their medication from our Lockbox Rx system. A physician who prescribes a fair amount of a particular group of medications could have a Medbox machine on site that can dispense the medications to nurses or assistants to dispense to patients, right at his or her office. The same model could be utilized at an urgent care facility, where medication management and patient convenience is a top priority.  This would eliminate the patient’s need to separately visit a pharmacy for their initial prescription and, therefore, provide greater convenience to the patient, while also generating a revenue stream for the healthcare service provider.  We believe these markets also provide an opportunity for us to market the technology we will acquire in connection with our pending acquisitions.

The Alternative Medicine Market

Our primary target market is alternative medicine (medical marijuana) clinics.  In addition to our Medbox technology, these clients are often very good prospects for our consulting services.

The development of the alternative medicine market is a function of state legislation.  As a result, while specific markets may not be currently available (a potential disadvantage), we can easily monitor the progress of legislation and know with some degree of certainty when new geographic markets will be coming on line.  This allows us to target our limited sales and marketing resources to those new markets.  In this way, we believe the current legislative environment works in our favor - if the whole country were currently a potential market our limited resources would result in an inability to effectively cover all potential market territories.  With limited markets open we can better cover those available territories and have the advantage that our Medbox product is often featured in the media during the legislative process prior to the opening of a new market.  We believe that this media coverage provides us with brand awareness and a certain level of credibility.  If the market was wide open – in other words, if all or most states in the U.S. had already passed alternative medicine statutes, we would likely not benefit from the free media coverage we have recently enjoyed.  Therefore, existing conditions of the slow roll-out of new states that become potential markets for our products favors our current position.

As noted above, we market the Medbox in states that have regulatory systems in place to license alternative medicine clinics.  So far ten states have implemented such licensing systems.  Of these states, we currently serve clients in Arizona, Connecticut, California, Colorado, Nevada, Illinois, Oregon and Washington and consider these states our current primary target market.  We consider Michigan to be a secondary target market that we plan to target once that state adopts a dispensary licensing process in the near future.  We provide licensing and application support in states outside of California through phone, email, in-person client meetings when necessary, and also through the use of video-conferencing.  While we maintain physical offices in some of our target market states, most client matters are accomplished remotely.
The Vaporfection Vaporizer Market

Our target market for our vaporizer products is patients who use inhaled medications.  We market our vaporizer products to distributors and customers alike through the use of social media, print ads, and online marketing channels.  We also market our vaporizer products directly to state licensed dispensaries for sale to their registered patients.
Competition

Competition – Dispensing Systems

We have competition in each product / service line and discuss each that we are aware of in turn below. We start with our flagship product, the Medbox.  Of course, we also compete with the traditional model for the dispensing of regulated medications, where a consumer purchases their medication at a pharmacy through a face-to-face transaction with pharmacy personnel.

The information in this section is based on publicly available information regarding the companies discussed.

InstyMeds Corporation
Minneapolis, Minnesota

InstyMeds offers the InstyMeds Prescription Medication Dispenser (“PMD”) and InstyMeds Prescription Writer.  The PMD is an automated, ATM-style dispenser of acute prescription medications that dispenses directly to patients at the point of care.  The system features a touch screen, credit card swipe, and a 24/7 patient assistant phone.  According to InstyMeds, as of December 2012, the PMD is sold in 34 states and has safely dispensed over one million medications to patients.  InstyMeds sells to conventional medical facilities including hospitals, clinics, surgery centers and urgent care facilities, and markets its system as a way for patients to quickly receive their initial prescription of acute care medications.  The Prescription Writer interfaces to the PMD and medication is dispensed.  We view this system as competitive with the Medbox in the physician market.  To our knowledge, InstyMeds has not pursed the alternative medicine market and, because their product dispenses medicine directly to patients, we believe their technology is not compatible with that market in the manner in which we currently target it, that is, by dispension through an operator as opposed to directly to patients. The PMD system does not possess biometric verification or a patient database as is proprietary through PVMI’s patent that we license for our products.

MedBox, LLC
Manchester, Missouri

MedBox, LLC was founded in July 2006 but remains in prototype development stage.  The firm’s intended market is pharmacies, physicians, pharmaceutical manufacturers and health insurance companies.  Similar to InstyMeds, MedBox, LLC seeks to provide immediate dispensing of prescriptions at the healthcare provider’s facility.  A central video monitor allows the patient to connect to and communicate with the pharmacist.  MDS has issued a cease and desist letter to MedBox, LLC, as to its usage of the term “Medbox” as Medbox is a registered trademark of MDS.  To our knowledge, MedBox, LLC has not pursed the alternative medicine market and for reasons similar to that discussed above, we believe their technology is not currently compatible with that market.  The system does not possess biometric verification or a patient database as is proprietary through PVMI’s patent that we license for our products.

QuigMedsTM
Malvern, Pennsylvania

QuigMedsTM, a division of Qmeds, Inc. and organized in late 2004, offers a vending machine for prescription medications.  The system can hold over 700 unit-of-use packages, prints labels and patient information documentation, uses a touch-screen device and operates on a closed, fully secure wireless network.  The system is designed for use by physicians and office staff and is not presently designed for direct patient use.  The QuigMedsTM system has two components – a dispensing cabinet and a stand-alone touch screen where orders are entered.  The firm’s target market appears to be medical practices and they focus on physician dispensing of prescription medications.  To our knowledge, this company has not pursed the alternative medicine market.  This product does not possess biometric verification or a patient database as is proprietary through PVMI’s patent that we license for our products.

Dispense Labs
Aliso Viejo, California

Dispense Labs is a company established in 2012 that offers a marijuana vending machine called “Autospense” that is consumer accessed and can operate 24 hours per day.  This company’s business model is different from ours in that it caters to dispensaries that need to provide 24-hour direct consumer access to product.  Therefore, we do not believe that this company is a threat to our business.  According to information previously provided to us by Dispense Labs, the company had one machine operational as of March 2013; we have no way of verifying additional sales of their units at this point.

Competition – Vaporfection Vaporizers

There are a myriad of vaporizing products currently available in the marketplace.  We believe our proprietary glass on glass technology and attractive packaging allows for users to experience the cleanest and healthiest vapor in the industry.  The currently acknowledged market leader is a product manufactured and distributed by Storz & Bickel located in Germany with U.S. offices.  A summary list of a representative selection of competitors to our viVape2 product, based on publicly available information about these products, is below.

Vaporizer Comparison Table

Brand	Vaporfection	Storz & Bickel	Arizer	Herbal Aire	7th Floor	7th Floor	Vapir
Model	viVape 2	Volcano	Extreme Q	H2.2	Silver Surfer	DaBuddha	Rise
Style	Bag/Whip	Bag Only	Bag/Whip	Bag/Whip/Direct Inhale	Whip Only	Whip Only	Bag/Whip
Vaporization Method	Forced Air Convection	Forced Air Convection	Convection	Convection	Convection	Convection	Forced Air Convection
Materials to Vaporize	Herbs, Wax	Herbs, Liquids	Herbs, Aromatherapy	Herbs (do not grind)	Herbs, Wax, Oils	Herbs	Herbs, Waxy Oils
Heating Element	Glass	Aluminum Heating Block	Ceramic	Ceramic	Ceramic	Ceramic	Ceramic
Heat Up Time	2 Minutes	5- 7 Minutes	~ 3 Minutes	~ 2-3 Minutes	~ 2-3 Minutes	~2-3 Minutes	Less than 1 minute
Temperature Settings	C, F, Digital Touchscreen	Digital or Dial (different units)	Digital, Remote Control	Analog - Dial	Dial - Analog (Custom Glass)	Dial - Analog	C, F, Digital Display
Exterior	ABS Plastic, Brushed Aluminum	Stainless Steel	Midnight Chrome Finish	Glass filled Nylon/Teflon	Anondized Aluminum	Hardened Aluminum	Stainless Steel
Size	7.75" x 5.25" x 2.5"	8" x 8" x 7"	2.5" x 2.5" x 6.5"	3.5" x 3.5" x 7"	7" x 5.25" x 6.25"	5.5" x 5.5" x 6.5"	7" x 10" x 7"
Weight	1.75 lbs	6 lbs	2 lbs	3.6 lbs	2.5 lbs	2.5 lbs	3 lbs
Warranty	2 years	3 Years	3 Years (Lifetime on Element)	3 Years	3 Years	3 Years	1 Year
MSRP	$299	$539 Classic, $669 Digital	$239	$ 215 - $249	$269.99	$189 (Silver) $209 (Black)	$249.99
Extra Features	Automatic shutoff timer, digital touch screen, dual voltage, removable power cord, glowing LED glass chamber	Digital( C or F) lareg LED Display with set and actual temperature, automatic switch-off	Dual voltage, 3 Fan settings,	Learning temperature control, fan blows only when drawn, dual voltage, 18 special air jets	Variety of colors, uniqure reverse 90 degree angle design, custom glass knob and heater cover, hands free option	Has hands free option	Adjustable temperature and fan speed, HEPA filter, multi-user adapter, dual voltage (separate models), removable power cord

Competition – Safe Access

Similar storage systems have recently been implemented by large chains such as Amazon to improve shipping logistics to consumers.  These storage lockers are placed in chain retail stores (supermarkets, mini-marts, etc.) and consumers are given the option of having their items shipped or picking their items up at a nearby location by inputting a secure pin-code at one of these storage systems.  We believe that our systems are superior in design and also offer increased security through the use of biometrics to verify identity of the user.

Future Goals

We believe that based on the Company’s existing and in-development products, there are opportunities for us in compliance and inventory control in many different industries.  We believe that while alternative medicine is an industry that desperately needs regulation, the prescription dispensing market is also in need of a standardized monitoring system that can help limit abuse.  We are committed to developing products that help limit abuse of pharmaceutical products across a multitude of industries while improving the standard of care for patients and consumers.

While we currently focus on sales in the United States, in December 2013 we entered an agreement with a Canadian company to sell our Medbox machines in the Canadian market along with providing them consulting services.  Our long-range plans include expanding the marketing of our products in Canada, as well as to other countries that legalize marijuana.

Employees and Independent Contractors

We currently have seven full time employees.  We also use the services of 12 independent contractors.
These independent contractors perform the services of accounting/bookkeeping support, machine maintenance, software support, marketing assistance, and also project manager duties in various localities nationwide.  In addition, most of our sales force is on independent contractor arrangements.  We currently have three independent contractors that constitute our sales force, including one who serves as sales manager, our newly appointed Vice President Matt Feinstein, and two sales agents. The Vice President receives a monthly base salary of $8,000 and the sales agents receive a monthly base salary of $1,000.  In addition, we pay commissions of approximately 5% on technology and consulting sales, which commissions are split between the Vice President and the sales agent that was assigned as the contact for the client.  We expect that Mr. Feinstein will become an employee of Medbox during the third quarter of 2014.

Implications of Emerging Growth Company Status

As a company with less than $1 billion in revenue in our last fiscal year, we are defined as an “emerging growth company” under the Jumpstart Our Business Startups (“JOBS”) Act.  We will retain “emerging growth company” status until the earliest of:

•	The last day of the fiscal year during which our annual revenues are equal to or exceed $1 billion;
•
The last day of the fiscal year following the fifth anniversary of our first sale of common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, which we refer to in this document as the Securities Act;

•	The date on which we have issued more than $1 billion in nonconvertible debt in a previous three-year period; or
•
The date on which we qualify as a large accelerated filer under Rule 12b-2 adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i.e., an issuer with a public float of $700 million that has been filing reports with the U.S. Securities and Exchange Commission (“SEC”) under the Exchange Act for at least 12 months).

As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to SEC reporting companies.  For so long as we remain an emerging growth company we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Wall Street Reform and Consumer Protection Act of 2002;
•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder non-binding advisory votes;
•	submit for stockholder approval golden parachute payments not previously approved;
•	disclose certain executive compensation related items, as we will be subject to the scaled disclosure requirements of a smaller reporting company with respect to executive compensation disclosure; and
•	present more than two years of audited financial statements and two years of selected financial data in a registration statement for our initial public offering of our securities.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates.  Section 107 of the JOBS Act provides that our decision to opt into the extended transition period for complying with new or revised accounting standards is irrevocable.

Because the worldwide market value of our common stock held by non-affiliates, or public float, is below $75 million, we are also a “smaller reporting company” as defined under the Exchange Act.  Some of the foregoing reduced disclosure and other requirements are also available to us because we are a smaller reporting company and may continue to be available to us even after we are no longer an emerging growth company under the JOBS Act but remain a smaller reporting company under the Exchange Act.  As a smaller reporting company we are not required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; and
•
present more than two years of audited financial statements in our registration statements and annual reports on Form 10-K and present any selected financial data in such registration statements and annual reports.

Item 1A.  Risk Factors

An investment in our common stock involves  a high degree of risk.  You should carefully consider the following risk factors and the other information in this registration statement before investing in our common stock.  Our business and results of operations could be seriously harmed by any of the following risks.

Our continued success is dependent on additional states legalizing medical marijuana and additional counties in California passing legislation to allow dispensaries.

Continued development of the medical marijuana market is dependent upon continued legislative authorization of marijuana at the state level for medical purposes and, in certain states, including California, based on the specifics of the legislation passed in that state, on local governments authorizing a sufficient number of dispensaries.  Any number of factors could slow or halt the progress.  Further, progress, while encouraging, is not assured and the process normally encounters set-backs before achieving success.  While there may be ample public support for legislative proposal, key support must be created in the legislative committee or a bill may never advance to a vote.  Numerous factors impact the legislative process.  Any one of these factors could slow or halt the progress and adoption of marijuana for medical purposes, which would limit the market for our products and negatively impact our business and revenues.

The alternative medicine industry faces strong opposition.

It is believed by many that well-funded, significant businesses may have a strong economic opposition to the medical marijuana industry as currently formed.  We believe that the pharmaceutical industry clearly does not want to cede control of any compound that could become a strong selling drug.  For example, medical marijuana will likely adversely impact the existing market for Marinol, the current “marijuana pill” sold by mainstream pharmaceutical companies.  Further, the medical marijuana industry could face a material threat from the pharmaceutical industry should marijuana displace other drugs or simply encroach upon the pharmaceutical industry’s market share for compounds such as marijuana and its component parts.  The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement.  Any inroads the pharmaceutical industry makes in halting or rolling back the medical marijuana movement could have a detrimental impact on the market for our products and thus on our business, operations and financial condition.

Marijuana remains illegal under federal law.

Marijuana remains illegal under federal law.  It is a schedule-I controlled substance.  Even in those jurisdictions in which the use of medical marijuana has been legalized at the state level, its prescription is a violation of federal law.  The United States Supreme Court has ruled in United States v. Oakland Cannabis Buyers’ Coop. and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize cannabis, even for medical purposes.  Therefore, federal law criminalizing the use of marijuana trumps state laws that legalize its use for medicinal purposes.  At present the states are standing tall against the federal government, maintaining existing laws and passing new ones in this area.  This may be because the Obama administration has made a policy decision to allow states to implement these laws and not prosecute anyone operating in accordance with applicable state law.  However, we face another presidential election cycle in 2016, and a new administration could introduce a less favorable policy.  A change in the federal attitude towards enforcement could cripple the industry. While Medbox is not insulated from economic risk if such a change were to occur, we believe that by virtue of the fact that it does not market, sell, or produce marijuana or marijuana related products, the Company and its investors should be insulated from federal prosecution or harassment.  However, the medical marijuana industry is our primary target market, and if this industry was unable to operate, we would lose the majority of our potential clients, which would have a negative impact on our business, operations and financial condition.

Our clients may have difficulty accessing the service of banks, which may make it difficult for them to purchase our products and services.

As discussed above, the use of marijuana is illegal under federal law.  Therefore, there is a compelling argument that banks cannot accept for deposit funds from the drug trade and therefore cannot do business with our clients that traffic in marijuana, and clinic operators often have trouble finding a bank willing to accept their business.  On February 14, 2014 the U.S. Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”) released guidance to banks “clarifying Bank Secrecy Act (“BSA”) expectations for financial institutions seeking to provide services to marijuana-related businesses.”  In addition, U.S. Rep. Jared Polis (D-CO) has stated he will seek an amendment to banking regulations and laws in order to allow banks to transact business with state-authorized medical marijuana businesses.  While these are positive developments in this regard, there can be no assurance this legislation will be successful, that even with the FinCEN guidance that banks will decide to do business with medical marijuana retailers, or that in the absence of actual legislation state and federal banking regulators will not strictly enforce current prohibitions on banks handling funds generated from an activity that is illegal under federal law.  The inability of potential clients in our target market to open accounts and otherwise use the service of banks may make it difficult for them to purchase our products and services.

We have a limited operating history and operate in a new industry, and we may not succeed.

We have a limited operating history and may not succeed.  We are subject to all risks inherent in a developing business enterprise.  Our likelihood of continued success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with manufacturing specialty products and the competitive and regulatory environment in which we operate.  For example, the medical marijuana industry is a new industry that as a whole may not succeed, particularly should the Federal government change course and decide to prosecute those dealing in medical marijuana under Federal law.  If that happens there may not be an adequate market for our products.  As a new industry there are not established players whose business model we can follow or build on the success of.  Similarly, there is not information about comparable companies available for potential investors to review in making a decision about whether to invest in Medbox.  Further, as the medical marijuana industry is a new market it is ripe for technological advancements that could limit or eliminate the need for our products.

You should further consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages.  For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material delays in the operation of our business, in particular with respect to our new products.  We may not successfully address these risks and uncertainties or successfully implement our operating strategies.  If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our common stock to the point investors may lose their entire investment.

We may require additional capital to finance our operations in the future, but that capital may not be available when it is needed and could be dilutive to existing stockholders.

We may require additional capital for future operations.  We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

▪	cash provided by operating activities;
▪	available cash and cash investments; and
▪	capital raised through debt and equity offerings.

Current conditions in the capital markets are such that traditional sources of capital may not be available to us when needed or may be available only on unfavorable terms.  Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance.  Accordingly, we cannot assure you that we will be able to successfully raise additional capital at all or on terms that are acceptable to us.  If we cannot raise additional capital when needed, it may have a material adverse effect on our liquidity, financial condition, results of operations and prospects.  Further, if we raise capital by issuing stock, the holdings of our existing stockholders will be diluted.

If we raise capital by issuing debt securities, such debt securities would rank senior to our common stock upon our bankruptcy or liquidation.  In addition, we may raise capital by issuing equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, which may adversely affect the market price of our common stock.  Finally, upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock.  Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both.

Our stock price has been extremely volatile and our common stock is not listed on a stock exchange; as a result, stockholders may not be able to resell their shares at or above the price paid for them.

The market price of our common stock as has been extremely volatile and could be subject to significant fluctuations due to changes in sentiment in the market regarding our operations or business prospects, among other factors.  Further, our common stock is not listed on a stock exchange, nor do we currently intend to list the common stock on a stock exchange.  An active public market for our common stock currently exists but may not be sustained.  Therefore, stockholders may not be able to sell their shares at or above the price they paid for them.

Among the factors that could affect our stock price are:

▪	industry trends and the business success of our vendors;
▪	actual or anticipated fluctuations in our quarterly financial and operating results and operating results that vary from the expectations of our management or of securities analysts and investors;
▪	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;
▪	announcements of strategic developments, acquisitions, dispositions, financings, product developments and other materials events by us or our competitors;
▪	regulatory and legislative developments;
▪	litigation;
▪	general market conditions;
▪	other domestic and international macroeconomic factors unrelated to our performance; and
▪	additions or departures of key personnel.

Sales by our stockholders of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock.

We expect that 90 days after our Form 10 became effective, which was on March 22, 2014, a substantial portion of our total outstanding shares of common stock may be sold into the market under Rule 144 promulgated under the Securities Act.  While most of these shares are held by two of our principal stockholders, who are also executive officers, and we believe that such holders have no current intention to sell a significant number of shares of our stock, if either of these principal stockholders were to decide to sell significant amounts of stock, even under the volume restrictions set forth in Rule 144, such sales could cause the market price of our common stock to drop, even if our business is doing well.

    Further, the market price of our common stock could decline as a result of the perception that such sales could occur.  These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

We may incur substantial costs as a result of Our Agreement to Purchase Stock of MedVend, Inc.

As discussed below under “Our Business—Other Recent Acquisition Agreements—MedVend, LLC.,” in March 2013, we entered into a Membership Interest Purchase Agreement with the holders (the “Sellers”) of 94.8% of the equity interests in MedVend Holdings, LLC, the holding company for MedVend, LLC (“MedVend”), a bio-tech company that features a patented automated medicine dispensing machine used for traditional prescription pharmaceutical dispensing, and several related entities.  Pursuant to the agreement, we agreed to acquire 50% of the equity interests in MedVend Holdings in exchange for $4.1 million to be paid $300,000 in cash at closing and $3.8 million to be paid in either cash or our common stock on the 10th business day after the one-year anniversary of the closing.  As noted below, we were subsequently served with a complaint alleging that the Sellers did not have authority to enter into the transaction with us because the consent of the minority stockholders was required.  We obtained a dismissal from the action and we are in litigation with the Sellers to rescind the Membership Interest Purchase Agreement.  If we are unable to rescind this agreement, we will owe the $300,000 in cash and $3.8 million in cash or shares of our common stock.

Our financial statements may not be comparable to those of other companies.

Pursuant to Section 107(b) of the JOBS Act, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of The JOBS Act.  This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result, our financial statements may not be comparable to companies that comply with public company effective dates, and out stockholders and potential investors may have difficulty in analyzing our operating results if comparing us to such companies.

The success of our new and existing products and services is uncertain.

We have committed, and expect to continue to commit, significant resources and capital to develop and market existing product and service enhancements and new products and services.  These products and services are relatively untested, and we cannot assure you that we will achieve market acceptance for these products and services, or other new products and services that we may offer in the future.  Moreover, these and other new products and services may be subject to significant competition with offerings by new and existing competitors in the business of dispensing regulated pharmaceutical products. In addition, new products, services and enhancements may pose a variety of technical challenges and require us to attract additional qualified employees. The failure to successfully develop and market these new products, services or enhancements could seriously harm our business, financial condition and results of operations.

Our business is dependent upon continued market acceptance by consumers.

We are substantially dependent on continued market acceptance of our machines by consumers. Although we believe that the use of dispensing machines in the United States is gaining better consumer acceptance, we cannot predict the future growth rate and size of this market.

If we are able to expand our operations, we may be unable to successfully manage our future growth.

Since we initiated product sales in 2010, our business has grown significantly.  This growth has placed substantial strain on our management, operational, financial and other resources.  If we are able to continue expanding our operations in the United States and in other countries where we believe our products will be successful, as planned, we may experience periods of rapid growth, which will require additional resources.  Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals.  In addition, we will need to expand the scope of our infrastructure and our physical resources.  Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

We primarily depend on a single product for our revenue.

Although we generate revenue through our consulting services and have acquired and developed new products that we intend to market going forward, currently we primarily rely on the sale of our Medbox machine and related consulting services for our revenue.  We do not have a broad portfolio of other products that we could rely on to support our operations if we were to experience any difficulty with the manufacture, marketing, sale, or distribution of the Medbox machine.

Our prior operating results may not be indicative of our future results.

You should not consider prior operating results with respect to revenues, net income or any other measure to be indicative of our future operating results.  The timing and amount of future revenues will depend almost entirely on our ability to sell our products and services to new customers.  Our future operating results will depend upon many other factors, including:

     - the level of product and price competition,

     - our success in expanding our business network and managing our growth,

     - our ability to develop and market product enhancements and new products,

     - the timing of product enhancements, activities of and acquisitions by competitors,

     - the ability to hire additional qualified employees, and

     - the timing of such hiring and our ability to control costs.

The integration of the Vaporfection acquisition may be more costly and time consuming than we initially expected and the acquired product line may not be able to be sold at sufficient gross margin and volume levels in order to support the operations or justify the recorded values for intangible assets or goodwill.

The acquisition of Vaporfection International, Inc. in April 2013 included a requirement that we invest approximately $1,600,000 over time for various past obligations and future operations.  Among the assets acquired were an existing product line and a developmental product.  With the popularity of vaporizer products increasing many competitors have entered the market, some of whom are very well capitalized.  In addition, the market leader has significant early advantages over our product and we expect to have to significantly reduce our production costs for our products to be competitive in the market.  Further, significant advertising is needed to generate demand for the products in an overcrowded vaporizer environment.  With the existing cost structure of the acquired product and the high cost of entering the market, we may not be able to generate sufficient gross product margin on sales to support the operations of this subsidiary.

We may be unable to adequately protect or enforce our patents and proprietary rights.

Our continuing success depends, in part, on our ability to protect our intellectual property and maintain the proprietary nature of our technology through a combination of patents, licenses and other intellectual property arrangements, without infringing the proprietary rights of third parties.  We currently have a license with respect to one U.S. patent, one related Canadian patents and four other patents pending relating to our retail medicine machine business.  We also have an additional four issued patents and six patent applications owned by our recently acquired wholly-owned subsidiary Vaporfection International, Inc.  We cannot assure you that these patents will be held valid if challenged, or that other parties will not claim rights in or ownership of our patent and other proprietary rights.  We also cannot assure you that our pending patents will be issued.  Moreover, patents issued to us or those we license patents from may be circumvented or fail to provide adequate protection.

We do not have an independent board of directors, which could create a conflict of interests and pose a risk from a corporate governance perspective.

Our Board of Directors consists of two executive officers and only one outside, independent director.  The lack of a majority independent Board may prevent the Board from being independent from management in its judgments and decisions and its ability to pursue the Board responsibilities without undue influence.  For example, an independent Board can serve as a check on management, which can limit management taking unnecessary risks.  Furthermore, the presence of only one  independent director creates the potential for conflicts between management and the diligent independent decision making process of the Board.  In this regard, our lack of an independent compensation committee presents the risk that our executive officers on the Board may have influence over his/their personal compensation and benefits levels that may not be commensurate with our financial performance.  Furthermore, our having only one outside director deprives our company of the benefits of various viewpoints and experience when confronting challenges we face.  With almost solely officers sitting on the Board of Directors, it will be difficult for the Board to fulfill its traditional role as overseeing management.

We depend upon key personnel, the loss of which could seriously harm our business.

Our operating performance is substantially dependent on the continued services of our executive officers and key employees, in particular, Dr. Bruce Bedrick, our Chief Executive Officer, and P. Vincent Mehdizadeh, our Chief Operating Officer and the founder of MDS and developer of the Medbox.  We believe Dr. Bedrick and Mr. Mehdizadeh possess valuable knowledge about and experience in the alternative medicine market, as well as a history of success helping our clients through the licensing process, and that their knowledge and relationships would be difficult to replicate.  We have not entered into an employment agreement with either Dr. Bedrick or Mr. Mehdizadeh and, although we are considering doing so, have not acquired key-person life insurance on either such executive officer.  The unexpected loss of the services of Dr. Bedrick or Mr. Mehdizadeh could have a material adverse effect on our business, operations, financial condition and operating results, as well as the value of our common stock.

Requirements associated with being a reporting public company will require significant company resources and management attention.

We have filed a Form 10 registration statement with the U.S. Securities and Exchange Commission (“SEC”).  Once the Form 10 becomes effective, we will be subject to the reporting requirements of the Exchange Act and the other rules and regulations of the SEC relating to public companies.  We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as an SEC reporting company.  These areas include corporate governance, internal control, internal audit, disclosure controls and procedures and financial reporting and accounting systems.  We have made, and will continue to make, changes in these and other areas, including our internal control over financial reporting.  However, we cannot assure you that these and other measures we may take will be sufficient to allow us to satisfy our obligations as an SEC reporting company on a timely basis.

In addition, compliance with reporting and other requirements applicable to SEC reporting companies will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and legal, audit and other professionals.  We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the impact that our management’s attention to these matters will have on our business.

Various herbal drugs dispensed by our products are subject to numerous governmental regulations and it can be costly to comply with these regulations and to develop compliant products and processes.

Various herbal medicines dispensed by our products are subject to rigorous regulation by the U.S. Food and Drug Administration, and numerous international, supranational, federal, and state authorities. The process of obtaining regulatory approvals to market a drug or medical device can be costly and time-consuming, and approvals might not be granted for future products, or additional indications or uses of existing products, on a timely basis, if at all. Delays in the receipt of, or failure to obtain approvals for, future products, or new indications and uses, could result in delayed realization of product revenues, reduction in revenues, and in substantial additional costs.   In addition, no assurance can be given that we will remain in compliance with applicable FDA and other regulatory requirements once clearance or approval has been obtained for a product. These requirements include, among other things, regulations regarding manufacturing practices, product labeling, and advertising.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our business, and we cannot predict the impact that future regulations may have on us.

Local, state and federal medical marijuana laws and regulations are broad in scope and they are subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or to alter one or more of our sales or marketing practices. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our revenues, profitability, and financial condition.

In addition, it is possible that regulations may be enacted in the future that will be directly applicable to Medbox and our products.  We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.  These potential effects could include, however, requirements for the revisions to our products to meet new standards, the recall or discontinuance of certain products, or additional record keeping and reporting requirements.  Any or all of these requirements could have a material adverse effect on our business, financial condition, and results of operations.

Our management controls a large block of our common stock that will allow them to control us.

As of March 31, 2014, members of our management team and affiliates beneficially own approximately 67% of our outstanding common stock and all 3,000,000 outstanding shares of our preferred stock, each of which is convertible into five shares of common stock and votes with the common stock on an as-converted basis.  As such, management owns approximately 79% of our voting power and controls the Company.  As a result, management has the ability to control substantially all matters submitted to our stockholders for approval including:

a)           election of our board of directors;
b)           removal of any of our directors;
c)           amendment of our articles of incorporation or bylaws; and
d)	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Any additional investors will own a minority percentage of our common stock and will have minority voting rights.

Our preferred stock may have rights senior to those of our common stock which could adversely affect holders of common stock.

Our articles of incorporation give our Board of Directors the authority to issue additional series of preferred stock without a vote or action by our stockholders.  The Board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights.  The rights granted to holders of preferred stock in the future may adversely affect the rights of holders of our common stock.  Any such authorized class of preferred stock may have a liquidation preference – a pre-set distribution in the event of a liquidation – that would reduce the amount available for distribution to holders of common stock or superior dividend rights that would reduce the amount of dividends that could be distributed to common stockholders.  In addition, an authorized class of preferred stock may have voting rights that are superior to the voting right of the holders of our common stock.

We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies, but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements, although some of these exemptions are available to us as a smaller reporting company (i.e. a company with less than $75 million of its voting equity held by affiliates).  We have elected to adopt these reduced disclosure requirements.  We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions.  If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain our future earnings, if any, in order to reinvest in the development and growth of our business and, therefore, do not intend to pay dividends on our common stock for the foreseeable future.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant.  Accordingly, investors may need to sell their shares of our common stock to realize a return on their investment, and they may not be able to sell such shares at or above the price paid for them.

We can sell additional shares of common stock without consulting stockholders and without offering shares to existing stockholders, which would result in dilution of existing stockholders’ interests in Medbox and could depress our stock price.

Our articles of incorporation authorize 100,000,000 shares of common stock, of which 30,016,580 are outstanding  as of March 31, 2014, and 10,000,000 shares of preferred stock, of which 3,000,000 shares are outstanding as of March 31 2014, and our Board of Directors is authorized to issue additional shares of our common stock and preferred stock.  Although our Board of Directors intends to utilize its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any future issuance of our capital stock, the future issuance of additional shares of our common stock or preferred stock convertible into common stock would cause immediate, and potentially substantial, dilution to our existing stockholders, which could also have a material effect on the market value of the shares.

Further, our shares do not have preemptive rights, which means we can sell shares of our common stock to other persons without offering purchasers in this offering the right to purchase their proportionate share of such offered shares.  Therefore, any additional sales of stock by us could dilute an existing stockholder’s ownership interest in our company.

Item 2.             Financial Information

MANAGEMENT'S DISCUSSION AND ANALYSIS

Forward Looking Statements

This document contains certain forward-looking statements as defined by federal securities laws.  For this purpose, forward-looking statements are any statements contained herein that are not statements of historical fact and include, but are not limited to, those preceded by or that include the words, “estimate”, “could”, “should”, “would”, “likely”, “may”, “will”, “plan”, “intend”, “believes”, “expects”, “anticipates”, “projected”, or similar expressions.  Those statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by such statements. The forward-looking information is based on various factors and was derived using numerous assumptions.  For these statements, we claim the protection of the “bespeaks caution” doctrine. Such forward-looking statements include, but are not limited to:

•
statements regarding our anticipated financial and operating results, including increases in and anticipated sources of revenues, including when we expect to begin to receive continuing maintenance revenues with respect to our in-service machines;

•	statements regarding expected fees we will receive for our new “Platinum” consulting services;
•	predictions regarding the outcome of pending legal proceedings and the impact on us of pending legal proceedings;
•	statements regarding anticipated changes in costs and expenses;
•	hiring intensions;
•	statements regarding when we plan to start selling our subsidiary Vaporfection’s miVape product;
•	statements regarding management’s expectation with respect to our acquisition of Vaporfection International, Inc. producing more revenues during 2014;
•
statements regarding our goals, intensions, plans and expectations, including selling and marketing plans generally, the introduction of new products and services including the timing thereof, and markets and locations we intend to target in the future;

•	statements regarding expanded business opportunities in 2014;
•	statements regarding our expectation with respect to the potential issuance of performance shares in connection with our acquisition of Vaporfection;
•	our expectation that we will sell securities on our balance sheet;
•	expected uses of cash in 2014; and
•	statements with respect to having adequate liquidity.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	negative changes in public sentiment towards acceptance of the use of alternative medicines, or community resistance to the establishment of alternative medicine clinics;
•	changes in the pace of legislation legalizing the use of medical marijuana;
•	other regulatory developments that could limit the market for our products and services;
•	our ability to successfully integrate acquired entities;
•	competitive developments, including the possibility of new entrants into our primary market with growing acceptance of the use of medical marijuana;
•	the loss of key personnel; and
•	other risks discussed in this document.

All forward-looking statements in this document are based on information currently available to us as of the filing of this Registration Statement, and we assume no obligation to update any forward-looking statements other than as required by law.

Critical Accounting Policies and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation.  Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.  In addition, these accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in this Registration Statement.

Fair Value of Financial Instruments:  Pursuant to ASC No. 825, Financial Instruments, we are required to estimate the fair value of all financial instruments included on our balance sheets.  The carrying value of cash, accounts receivable, other receivables, inventory, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

Cash and Cash Equivalents:  We consider all highly liquid investments with maturities of three months or less when purchased, to be cash equivalents.

Inventory:  Inventory is valued at the lower of cost or fair market and consists of finished goods.  Inventory includes inventory deposits that are prepayments for the manufacture of dispensary machines. Inventory also includes the capitalized costs acquired by the Company.
Accounts Receivable and Doubtful Accounts: Although a majority of our consulting clients are required to make immediate payment to begin services and to make subsequent payments upon our meeting contractual milestones, we are still subject to credit risk as we sometimes extend credit to our consulting clients (customers).  For vaporizer product and accessory sales, we generally collect the sales price prior to shipment.  Whenever we extend credit to our customers, mostly on an unsecured basis after performing certain credit analysis.  Our typical terms are net 30 days.  We periodically review the creditworthiness of our customers and provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on our assessment of the current status of individual accounts.  Accounts still outstanding after we have used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

Revenue Recognition: The Company applies the revenue recognition provisions pursuant to Accounting Standards Codification (“ASC”) 605.10, Revenue Recognition (“ASC 605”) (formerly SAB Topic 13A), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC.  The guidance outlines the basic criteria that must be met to recognize the revenue and provides guidance for disclosure related to revenue recognition policies.

We recognize revenue when a milestone is reached.  These milestones include entity formation, site selection, conditional use permit approval, business license approval, and machine placement.   In addition, if the contract includes the build out of the client location then the remainder of the revenue is recognized when the facility is completed and available for move-in by the client.  Specifically, once a client signs a consulting engagement, we collect an initial deposit of between $22,500 and $30,000 for the pre-application process of entity formation, assistance in the securing of a properly zoned location as per the guidelines set forth in the applicable jurisdiction, and filing a business license application with the state and local municipality.  Thereafter, when the client’s license is secured an additional payment is due and payable that we recognize as revenue.  A final payment is due once the physical location is built-out pursuant to security specifications submitted to the state or local municipality and our company’s Medbox machines are delivered and installed at the premises.

In addition, we intend to charge maintenance fees for consulting, equipment and software on a monthly basis beginning in July 2014, and would recognize revenue on these monthly charges when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable, and (iv) collectability is reasonably assured.

Our consulting clients generally pay in advance for their services by either wire or check.  We record advance payments from clients as customer deposits on the balance sheet.  We establish an allowance for bad debts for any account receivable that we deem as possibly uncollectible.

We recognize equipment sales not associated with a consulting contract when the product is shipped.

Provisions for estimated returns and allowances, and other adjustments are provided in the same period the related sales are recorded.  We will at times allow customers to receive a full refund should political events prevent the customer from being able to operate its contracted location.  We include the provision for returns as well as an allowance for bad debts on our balance sheet.

Cost of Revenues:  Our cost of revenue relates to primarily three types of revenue-producing activities consisting of general consulting for license procurement, construction build out for a particular client location and the delivery of Medbox machines to the client locations or delivery to the customer in the case of the sales of vaporizer products and accessories.  Our cost of revenue as it relates to most consulting-related revenue consists mostly of outside legal and zoning consultants.  Our internal costs related to our executives that work on the consulting projects is allocated to general and administrative expense and sales and marketing expense.  Cost of revenue related to construction build out consists primarily of expenses associated with the construction expense, consulting expense for the continued management of the dispensary unit, server equipment, rent expense, utilities costs, and support and maintenance costs.  Cost of revenues associated with the sale of Medbox machines or vaporizer product include the actual purchased product cost, delivery, personnel costs managing the procurement of product and third party storage and fulfillment costs.

Income Taxes:  We account for income taxes under the asset and liability method.  We recognize deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

In our interim financial statements we follow the guidance in ASC 270 “Interim Reporting” and utilized the expected annual effective tax rate in determining our income tax provision for the interim period.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized.  The ultimate realization of deferred tax assets is dependent upon the future generation of taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and taxing strategies in making this assessment.  Based on this assessment, management has established a full valuation allowance against all of the net deferred tax assets for each period, since it is more likely than not that all of the deferred tax assets will not be realized.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities.  The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement.  A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards.   As of December 31, 2012, no liability for unrecognized tax benefits was required to be reported.  The guidance also discusses the classification of related interest and penalties on income taxes.  Our policy is to record interest and penalties on uncertain tax positions as a component of income tax expense.   No interest or penalties were recorded during the period ended December 31, 2012.

As noted above, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.  This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of our election, our financial statements may not be comparable to those of companies that comply with public company effective dates.

Overview

We provide medicine-dispensing technology to clients who are involved in dispensing alternative medicine and conventional pharmaceuticals to end-users.  Our systems provide control, accountability, and security.  Since inception we have focused primarily on the medical marijuana marketplace.  Based upon unsolicited inquiries from interested institutional entities we came to understand our technology could be applied to the broader pharmaceutical marketplace.  While most individuals associate drug dispensing with pharmacies, whether freestanding or within a hospital setting, numerous other environments dispense pharmaceuticals and these organization, from urgent care facilities to drug rehabilitation, to hospice, to physician offices, to assisted living centers, to prisons, must wrestle with ways to make drugs available but control their distribution.  Certain common pharmaceuticals are frequent targets for theft and misuse.  Our products and services are directed to help these facility operators gain greater control over these drugs while allowing dispensing in a more economical and controlled manner.

We primarily generate revenues from the sale of our medicine dispensing system and refrigerated add-on device and the initial consulting services we provide to startup alternative medical marijuana clinics.  While monthly maintenance and recurring consulting fees have been waived to date for existing completed contracts, beginning in July 2014 we expect that we will earn fees from ongoing maintenance and consulting services provided to the purchasers of our machines.  The continued success of our primary business depends on states continuing to legalize the use of marijuana for medical purposes and, equally importantly, such states and the individual localities in such states, to the extent required by the applicable state legislation, adopting a corresponding process to license alternative medicine clinics to dispense the medical marijuana, as well as continuation of the current federal policy of not enforcing the federal prohibition on the use of marijuana in states that have legalized it.

Our current revenue model consists of the following income streams:

1.  Gross profit margins on dispensary unit and vaporizer sales.  We realize a gross profit margin per Medbox machine sold.  Medbox machines retail for $25,000 for each machine (including the POS system).  To date most sales have been system sales that include a refrigerated unit that works with the Medbox which retails for between $15,000 and $25,000 depending on competitive pressures.  Gross margins on vaporizer sales and accessories are expected to initially average out to a net loss position due to the lower initial sales volume we expect due to having to restart the acquired company combined with an initial higher manufacturing cost prior to the cost reduction process that has been undertaken.  New product introductions are targeted at a 60% gross margin.

2.  Consulting fee revenues.  This revenue stream accounts for a significant portion of our current and anticipated future revenues and is negotiated at the time of the contract.   In jurisdictions where there is intense competition for a limited number of licenses, we believe the Medbox model, with its incorporated security measures, promotes a distinct advantage in the application selection process in the states where an applicant is graded on the ability to demonstrate compliance.

3.  Continuing maintenance revenue.  Beginning in July 2014, we expect to begin billing for monthly ongoing support and equipment maintenance of varying amounts between $75 up to $495 per month per location in which our machines are installed, based on geographic area.  These services include consulting, marketing support, and equipment maintenance.

Results of Operations

Year ended December 31, 2013 Compared to Year ended December 31, 2012

Financial Summary

Revenue increased $2,633,196 or 101.65%, to $5,223,775 for the twelve months ended December 31, 2013, from $2,590,579 for the twelve months ended December 31, 2012, primarily as a result of the completion of contracts for our Arizona customers.  Approximately $935,000 of revenue during 2013 related to AMCs in Arizona, the openings of which were delayed by court action that was not resolved until 2013.  During 2012, we were unable to recognize revenues from our Arizona clients due to year-end due to litigation in the Arizona courts after Arizona passed a medical marijuana law that provided for the permitting and operation of AMCs, which was then challenged in the courts by Arizona’s governor.  This litigation froze our ability to complete our construction build outs and deliver Medbox machines to our clients in Arizona, and as a result, we deferred recognition of revenue already received from these Arizona clients while the case was pending and the dispensary licensing program was on hold. Consequently, we ended 2012 with deferred revenue of $1,608,280.  All recorded deferred revenue was recognized during the first three quarters of 2013.

    The main reason for the increase in revenues was a change in volume, because there were no changes in pricing policies. This can be linked to our efforts to attract new clients, referrals from existing clients and media attention on the industry itself.

Our Vaporfection International, Inc. (“VII”) subsidiary contributed $144,439 of revenues during the twelve months ended December 31, 2013; there were no similar revenue in 2012.

    Although the Company had a gross margin of $2,636,119 during 2013, operational costs of $3,195,679 eroded the result, to a pretax loss of $552,655, which is a $208,168 increase in loss from previous year loss of $344,487.  This number represents consolidated pretax profit of MDS of $948,443 and pretax losses of Medbox of $1,184,170 and VII of 316,928. Consolidated pretax loss was slightly reduced by the sale of the Company’s sole vehicle, which generated a gain of $20,682.The loss for 2013 was primarily attributed to higher general and administrative expenses related to raising capital and regulatory compliance in connection with the filing of our Registration Statement on Form S-1, subsequently withdrawn, and the filing of our Form 10 registration statement in order to register our common stock under and become subject to the periodic reporting requirements of the Exchange Act. In addition, we incurred significant legal costs as we litigated on behalf of our Arizona clients to allow them to move forward with the dispensary licenses that the state of Arizona had awarded them.  A breakdown is as follows: during the twelve months ended December 31, 2013, our main subsidiary, MDS, had net income of $948,443; Medbox, Inc., with its significant accounting and legal fees, had a net loss of $1,188,170, separate and apart from its aforementioned subsidiaries; our Vaporfection subsidiary had a net loss of $316,928 during the nine-month period after acquisition of April 1, 2013 to December 31, 2013.
Revenue

Total revenues for the year ending December 31, 2013 and 2012 consisted of revenues from Medbox system sales, location build-outs fees, consulting fees collected by matching existing clients with new clients, and consulting service fees, which are often bundled together in a single offering to clients.  Consulting revenue, revenue from locations construction and machine sales (which are almost always bundled) increased $1,733,757, or 66.93%, to $4,324,336, during the year ending December 31, 2013 compared to the $2,590,579 during the year ending December 31, 2012. Location resale revenue increased $755,000 during twelve months of 2013, from zero in 2012. In addition, sales from our new VII subsidiary contributed $144,439 (or 3%) to total revenue during 2013; this business was acquired on April 1, 2013 and as such there were no similar revenues during 2012.

In addition to the revenue from the new clients in 2013 approximately $935,000 relates to clients in Arizona with agreements signed in previous years but recognition was delayed because of the court action that was not resolved until 2013.

Cost of Revenues

Our cost of revenues includes systems costs for our systems sales and construction, build-out, license and permit fees on behalf of our clients for our consulting activities.  Cost of revenues increased $1,536,521, or 146.18%, to $2,587,656 for the twelve months ended December 31, 2013 from $1,051,135 during the twelve months ended December 31, 2012, as a result of increased costs related to the build-out of locations for our clients due to delays in implementing the Arizona program discussed above, additional sales of 78 of our Medbox machines during the twelve months ended December 31, 2013 compared to 32 during 2012, and costs related to zoning and site acquisition during 2013. Also, our newly acquired VII subsidiary contributed $222,372 to the total of costs of revenue during 2013.   Cost of revenues as a percentage of revenues slightly increased to 49.53% during the twelve months ended December 31, 2013 from 40.58% during the twelve months ended December 31, 2012, as a result of revenue generating construction costs incurred in the twelve months ended December 31, 2013 related to the Arizona location build-outs during the 2013 period compared to 2012 and additional zoning and legal cost associated to new clients consulting and location sourcing.

Operating Expenses

Selling, general and administrative expenses, which we refer to as “operating expenses,” consist of all other costs incurred during the year other than cost of revenues.  Operating expenses increased $1,316,697 or 70.07% to the total of $3,195,680 for twelve months ending December 31, 2013 compared to the total of $1,878,983 for the same period of 2012. The Company’s 2013 operational expenses consist of:

2013 Operating Expenses	2013				2012
	Consolidated	MDS	Medbox	VII	Consolidated

Sales and marketing	$664,383	625,776	5,500	33,107	806,221
Research & develop	$74,861	74,861	0	0	0
General and administrative	$2,456,435	1,099,162	1,178,802	178,472	1,072,762

Total Operational Expenses	$3,195,679	1,799,799	1,184,302	211,579	1,878,983

The largest component of the increase in operating expenses during 2013 compared to 2012 was the increase in general and administrative expenses, which increased $1,383,673 or 129.0%, to $2,456,435. That led to 93.18% (2,456,435/2,636,119) of gross profit being used to cover them. This represents an increase from 2012, when 69.69% (1,072,762/1,539,944) of gross profit was used to cover the same expenses.  The reasons for this increase are analyzed below under “General and administrative.”

Selling and marketing expenses in the amount of $664,383 accounted for 25.2% (664,383/2,636,119) of the gross margin during 2013, which is a significant improvement from 2012 where they represented 52.37% (806,221/1,539,444).  In addition, in order to strengthen the MDS competitive advantage on the consulting market within the industry the Company had been developing a new tracking technology for cultivation facilities. During 2013 the Company incurred $74,861 for the research and development of the tracking technology, which further reduced gross margin by 2.8% (74,861/2,636,119); there were no similar expenses in 2012. Management expects that selling and marketing expenses will grow significantly in 2014 as it expects significant expansion of business opportunities for MDS and VII in 2014 due to favorable changes in the industry, including expansion of medical and recreational marijuana into new U.S. jurisdictions, and recent fast-paced growth that we expect will continue.  Also some additional advertising expenses are expected due to planned introduction by VII of the new miVape vaporizer during 2014.

Overall selling and marketing expenses decreased $141,838, or 17.59%, to $664,383 during the year ending December 31, 2013 compared to $806,221 during the year ending December 31, 2012.  Selling and marketing expenses were 12.72% and 31.12% of revenues, respectively, during the twelve-month periods of 2013 and 2012.  These expenses include professional public relations and promotion, purchased advertising, travel and entertainment and outside services for sales and marketing consultants and sales lead generation. The breakdown of sales and marketing expenses is presented in the table below:

	Consolidated	MDS	Medbox	VII

Public Relationship	$69,691	69,691
Consulting/Outside Services	$407,341	383,114		24,227
Advertising	$146,998	135,925	5,500	5,573
Other	$40,353	37,046		3,307

Total Sales & Marketing	$664,383	625,776	5,500	33,107

During 2013 we inquired $664,383 in Sales and Marketing costs. We showed great results in managing our marketing budget and work with clients. This is especially evident from the increase in revenue of $2.63M (or 101.65%) from the last year ($5,223,775 in 2013 compared to $2,590,579 (restated) in 2012) and decrease in sales and marketing expense of $141,838 or 17.6% (decrease from $806,221 in 2012 to $664,383 in 2013). This reduction is partially due to recruitment of qualified and experienced consultants that account for $407,341 (or 61.3%) out of the total sales and marketing expense. Advertising expense for the year was due to promotional campaigns in specialized magazines and publications. Another factor in reduction of advertising costs were referrals and word-of-mouth advertising from our existing and growing clientele base.

Research and development consists of engineering work done on software enhancements of the Medbox technology along with development of new products at VII. In 2013 we invested in developing new tracking technologies for cultivation facilities that we intend to sell to clients as a package with their consulting agreement. In addition we believe that this software will give our clients a competitive advantage in the process of applying for licenses for cultivation facilities due to increased oversight and inventory tracking in all phases of management and operation of the facility through a biometric chain of custody of all cultivated products. Management expects that these costs will continue to increase during 2014 as we develop our new products, as discussed in “Item 1. Business.”

General and administrative expenses are those related to day-to-day activity and management. These expenses include legal, lobbying, accounting, payroll, consulting and other costs. General and administrative expenses increased $1,383,673 or 128.98 % for twelve months ending December 31, 2013 to $2,456,435 compared to $1,072,762 during the twelve months ended December 31, 2012. This increase eroded 93.18% of the Company’s gross profit. The significant increase in these costs during 2013 compared to 2012 is primarily related to significant legal and accounting expense incurred in preparing our Form S-1 and Form 10 registration statements. During the year we incurred approximately $91,000 in legal fees in connection with the preparation and filing of our Form S-1 and Form 10 registration statements; there were no such expenses in 2012.  In order to comply with financial and reporting, corporate governance and internal control requirements for SEC reporting companies we incurred expenses for professional accounting services in the amount of $202,310 for the twelve months ending December 31, 2013, this represents an increase of $25,346 or 14.32% from the previous years tally of $176,964 for twelve months ended 2012.

Due to the Company’s growth and development and the development of the industry itself, we hired additional 5 new experienced consultants during 2013.  Employee costs, which includes compensation and benefit expenses, increased $172,907, or 96.1%, to $352,907 for the year ending December 31, 2013 compared to $180,000 during 2012.

In addition to legal fees incurred in connection with the preparation of our Form S-1 and Form 10 registration statements, during 2013 we incurred significant legal fees in connection with assisting our clients in Arizona in order to allow them to utilize the dispensary licenses that they were granted by the state following a legal challenge by the governor. Finally, we incurred significant expenses for financial advisors during 2013 to structure capital transactions that were ultimately not pursued.  During the year ending December 31, 2013 we issued 2,115,100 shares of our common stock retroactively stated for our 2:1 forward stock split, receiving proceeds in the amount of $4,486,541.  We also incurred expenses of $184,167 to registered broker/dealers.
We expect that general and administrative expenses will continue to increase during 2014 as we build out our infrastructure to comply with Exchange Act and SEC reporting rules and regulations.

Income Taxes

Because the company incurred a significant loss we didn’t record any tax provision for federal tax for the year 2013. We accrued $4,000 for the minimum state income tax.

Net Loss

As a result of the above factors, our net loss increased $212,168, or 61.6%, to $556,655 during the twelve months ended December 31, 2013 from a net loss of $344,487 during the twelve months ended December 31, 2012.

Balance Sheet Analysis

December 31, 2013 Compared to December 31, 2012

Assets

At December 31, 2013, our current assets exceed current liabilities by a ratio of 3.75:1 (3,691,004/984,294) and with zero long-term debt compared to December 31, 2012 values of current assets to current liabilities ratio of 1.24 (3,495,156/2,809,483) and current assets to total liabilities of 1.22 (3,495,156/2,851,903). However, we have 27.0% of our total assets in accounts receivable as of December 31, 2013. While it places a strain on our liquidity, total assets in accounts receivable improved compared to December 31, 2012, when the percentage of accounts receivable in total assets was 57.79%.

Our total assets increased 94.39%, to $6,902,854 at December 31, 2013 from $3,551,024 at December 31, 2012.  This increase was attributable primarily to changes in the following asset categories:

•
Cash and cash equivalents decreased by $858,898, or 83.64%, to $168,003 at December 31, 2013 from $1,026,902 at December 31, 2012.  Cash decreased during 2013 due to operating losses during the year, additional inventory, investments made, additional required facility deposits, the acquisition of VII and repayments of related party notes payable, partially offset by cash received from stock sales during the year.

•
Accounts receivable decreased by $187,494, or 9.14%, to $1,864,506 at December 31, 2013 from $2,052,000 at December 31, 2012.  After management review and discussions with the client we assessed the receivables as fully collectable.

•
Inventory, which includes actual physical inventory of machines and vaporizer products, deposits made with our supplier for inventory of which we have not yet taken possession, dispensary licenses, accumulated costs for the developing of new markets and dispensary locations, increased $853,200, or 204.97%, to $1,269,454 at December 31, 2013 from $416,254 at December 31, 2012.  This increase was due to additional deposits we made with our machine supplier, our acquisition of additional dispensary locations that we will re-sell and our addition of the finished goods and component inventory of our VII subsidiary that we acquired in the second quarter of 2013. The Company’s inventory at December 31,2013 and December 31, 2012 consist of:

	2013	2012

Work in process and related capitalized costs	$878,956	$275,000
Deposits on dispensing machines	138,423	82,754
Vaporizers and accessories	193,575	-
Dispensing Machines	58,500	58,500
Total inventories	$1,269,454	$416,254

The Company’s inventory at December 31, 2013 includes the capitalized costs we incurred as a result of developing new markets. These costs are charged to the cost of revenue after finalizing work on the consulting agreements for a specific market by allocation total capitalized costs to the number of clients in the specific market.  As of December 31, 2013 $259,657 out of $878,956 “Work in process and related capitalized costs” represents cost accumulated in during the process of application for licenses in Massachusetts.  In the end of January 2014 the announcement for awarding licenses for dispensaries in Massachusetts were issued, according to which the company didn’t obtain any license in that state. As a result the incurred costs accumulated for developing the market of Massachusetts will be charged to cost of revenue in January 2014 in the amount of $259,657.

•
At December 31, 2013, the Company has 7,000,000 shares of a client’s common stock with a value of $184,800 recorded as marketable securities in the balance sheet received as payment for $300,000 in accounts receivable.  Accordingly, the value of securities $184,800 were offset to the accounts receivable, reducing the amount owed by the client from $300,000 to $115,200. We intend on selling the shares when able to transact the same and will return any unused shares to the client after satisfying the liability to our company. If additional shares are needed after liquidation to satisfy the $300,000 due on the contract, the client will issue additional shares as needed.

•	During the year 2013 the we entered into agreement with Canadian partner and signed a $1,000,000 secured promissory note, the balance of note receivable as of December 31, 2013 were $115,000.

•
During the year we paid for some future expenses for audit, annual fee for fund raising consulting, lawyers retainers and advertising. The outstanding amount of prepaid expenses at December 31, 2013 and 2012 was $89,240 and $0, respectively.

•
Property and equipment, net of accumulated depreciation increased $118,110 or 231.51% to $169,128 at December 31, 2013 from $51,018 at December 31, 2012.  This increase is due to the acquisition of assets in connection with our acquisition of VII and our purchase of additional computers and furniture for the expansion of our West Hollywood, California headquarters.  In addition in December 2013 we sold a vehicle with initial value at cost of $92,000 and a carrying amount (cost minus accumulated depreciation) of $32,818 at the day of sale. We obtained proceeds in the amount of $53,500 and as a result generated a gain of $20,682. We used $42,541 of the proceeds to repay the outstanding balance of the auto loan on the car and $10,959 to repay a related party note payable. The detailed table of the Company’s property and equipment as of December 31 of 2013 and 2012 is presented below:

	2013	2012
Office equipment	$17,192	$2,509
Furniture and fixtures	73,567
Vehicle	-	92,000
Website development	46,922
Product development	52,570
	190,251	94,509
Less accumulated depreciation	(21,123)	(43,491)
Property and equipment, net	$169,128	$51,018

•
Advances on equity investments were $1,200,000 at September 30, 2013 and zero at December 31, 2012.  The equity investment figure at December 31, 2013 consists of advance payments of (i) $600,000 pursuant to our investment in Bio-Tech and (ii) $600,000 pursuant to our investment in MedVend Holdings.  We have not closed these transactions  and were trying to terminate these transactions at December 31, 2013.  We did terminate the transaction with Bio-Tech during the first quarter of 2014.  See “Item 1.Business—Other 2013 Acquisition Agreements” and “Item 8 - Legal Proceedings”.

•
Intangible assets and goodwill were $653,959 and $1,090,037 respectively, at December 31, 2013; there were no such positions at December 31, 2012.  The amounts at December 31, 2013 resulted from the completion of our purchase of VII during the second quarter of 2013 and the resulting third party valuation of the acquired intangible assets and resulting goodwill plus adjustments for after acquisition settlement of liabilities. The table below represents the VII Assets acquired in 2013.

	2013	2012
Distributor relationship	$314,000	$-
IP/Technology	303,709	-
Domain names	46,000	-
Non-Compete covenants	23,000	-
	686,709	-
Less accumulated amortization	(32,750)	-
Intangible assets, net	$653,959	$-

•
Deposits and other assets increased $93,876 or 1,935.6% to $98,726 at September 30, 2013 from $4,850 at December 31, 2012 due to an increase of $37,876 in the security deposit required for our headquarters space as we expanded our square footage and an increase of $56,000 in lease deposits made for San Diego dispensary locations for our clients.

Liabilities

Total liabilities decreased by $1,867,609, or 65.49%, to $984,294 at December 31, 2013 from $2,851,903 at December 31, 2012.  The decrease is attributed to the changes in the following liability categories:

•
Accounts payable and accrued expenses increased $328,577, or 123.65%, to $594,314 at December 31, 2013 from $265,737 at December 31, 2012.  This increase was primary due to a $150,000 accrual in 2013 for possible future shipment of 15 machines at $10,000 each according to one of the contracts. Another $119,145 represents liabilities from our newly acquired VII subsidiary.

•
Deferred revenue, which represents the largest change in liabilities during 2013,decreased $1,608,280 or 100.0%, bringing the balance of deferred revenue at December 31, 2013 to zero from $1,608,280 at December 31, 2012.  This decrease represents 86.11% of the total decrease in liabilities during 2013.  This decrease was due to the completion of the remaining revenue recognition elements mostly related to Arizona contracts and litigations solved in favor of our clients.

•
Notes payable decreased with $25,000 or 50,0% from the previous year balance as of December 31, 2012 of $50,000. This were as the result of the few factors, at the December 31, 2012 the Company had an outstanding balance of notes payable of 50,000 during the year the balance was paid in full. As a part of VII acquisition the Company assumed a note payable to third party in the amount of $175,000 and repaid during the year $100,000 that brought the total balance of notes payable at December 31, 2013 to $75,000.

•
Related party notes payable decreased $757,244, or 87.14%, to $111,794 at December 31, 2013 from $869,038 at December 31, 2012.  The related party did not charge us any interest on the loan during its existence.  The initial loan of $869,038 still outstanding as of December 31, 2012 associated with the purchase of MDS and other companies from PVMI was fully paid in the first half of 2013.  The remaining $111,794 represents two loans to the Company in the amount of $150,000 and $100,000 from Vincent Chase, Inc., a company wholly owned by P. Vincent Mehdizadeh, our Chief Operating Officer and Chairman of the Board. As of December 31, 2013 $111,794 is outstanding on these loans.  The note balance was fully repaid by February 3, 2014.

•
Customer deposits increased from zero at December 31, 2012 to $203,186 at December 31, 2013.  This increase is associated with a deposit of $100,000 from a client on the consulting contract for a Nevada engagement whereas the contract is for $1.5 million and no services that constitute revenue recognition milestones pursuant to that contract were achieved as of yet. However, the client did pay a deposit of $100,000 that is to be billed against any billings that occur on said contract. Thus, the amount of $100,000 is treated as a deposit and not counted towards revenue. The remainder, or $103,186, relates primarily to pre-acquisition transacted deposits made for product by distributors and customers of VII’s predecessor business.

Stockholders’ equity

Additional paid in capital increased $5,635,765 or 484% to $6,800,121 at December 31, 2013 from $1,164,356 at December 31, 2012.  This increase is due to the cash raised through stock sales and the value of the warrants issued to the sellers of VII during the twelve months ended December 31, 2013.  During the year ending December 31, 2013 we issued 2,115,100 shares of common stock retroactively stated for the Company’s two-for-one forward stock split noted below and received gross proceeds in the amount of $4,486,541 .  We also issued warrants to purchase 260,864 shares of our common stock for the acquisition of VII and 43,506 shares for accounts payable for a non-cash increase of $1,285,553 .

On December 19, 2013, the Board of Directors of the Company approved a two-for-one forward stock split of the Company’s common stock, effected in the form of a stock dividend. Each shareholder of record at the close of business on December 19, 2013 received one (1) additional share for every outstanding share held on the record date. The additional shares were distributed on February 3, 2014. All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been restated to reflect the effect of this two-for-one stock split for all periods presented. The Company retained the current par value of $0.01 per share for all shares of common stock. Stockholders’ equity reflects the stock split by reclassifying an amount equal to the par value of the additional shares arising from the split from Additional Paid-in Capital to Common Stock.

In January and February 2014 the company issued 485,830 shares of common stock at a price of $5.00 per share raising proceeds of $2,429,150. This offering has ceased.
Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from MDS operations and proceeds from stock sales.  Our MDS portion of our overall business model related to our existing consulting business relies significantly on the know-how of our management team and its staff to be successful in acquiring licenses and business locations for our clients, in addition to constructing client locations and the sale of our Medbox machines.  Since a majority of the revenue from this business is related to services we provide, the timing of receiving the cash as indicated in the individual contracts has a significant effect on our cash flows.  In addition, our overall profitability is impacted by the number of consulting contracts we are able to secure as well as on the avoidance of significant legal and outside professional costs that can occur in the process of fulfilling our obligations under each consulting contract.  In the case of our MDS consulting business we make milestone payments to our Medbox machine supplier based on where the machines are in their procuring process.  This arrangement requires periodic cash outlays but avoids large disbursements at any one time helping to smooth our cash outflows.

		Ratio		Change
Liquidity Ratios	Formulas Used	2013	2012	%

Current ratio	Current A/Current Liabilities	374.99	124.41	250.58
Acid test	(Cash+Marketable securities)/Current Liabilities	0.36	0.37	-0.01

Current ratio increased with 250.58% from 2012 value of 124.41% to a value of 374.99%. This change is due to the increase in inventories with 204.97% during the year 2013 compared to 2012 and reduction in current liabilities with 64.97% from previous year.  Also our acquisition of VII had a significant impact on the cash outflow toward investments in new product development, marketing initiatives, acquired pre-acquisition liabilities and general and administrative expenses while the company operates during this post acquisition period.  Going forward, we expect to spend additional cash for advance inventory requirements in order to fulfill expected distribution channel order requirements and for a consistent and robust product marketing program.  However, our receipts of cash from this business are expected to be received within 15 days as we expect to be able to ship product to most customers on terms that provide either payment in advance, cash on delivery or payment within 15 days of delivery.  Management expects to begin to see a more significant level of revenue from this acquisition in the fourth quarter of 2014, which will coincide with the release of the miVape, our portable vaporizer product, during the third quarter of 2014.

Acid test referenced above shows the reduction of cash immediately available with 1 cent per dollar of liability in 2013 compared to the end of 2012.  This is not representative change and the ratio shows a good liability coverage and cash management, especially in connection with 250.58% increase in current liquidity ratio.

In addition to cash flows from operations, management intends to continue to raise additional capital through stock sales in order to provide additional working capital to expand the operations of our current businesses and to fund additional related business opportunities.  If necessary, we may  need additional capital through debt offerings, however there is no guarantee that such debt or equity financing could be obtained at competitive rates and terms or be available to us when we would require it.

We have the following commitments related to minimum future lease payments under noncancelable operating leases with remaining term in excess of one year at December 31, 2013:

Year Ending	Amount

2014	196,531
2015	172,759
2016	172,759
2017	86,379

Total	$628,428

We believe we have adequate sources of liquidity to fund our short-term and long-term needs. We have no material commitments for capital expenditures as of December 31, 2013.

Related-Party Transactions

We have engaged in certain relationships with our executive officers, directors and shareholders.  We have two notes payable outstanding to Vincent Chase, Inc. (wholly owned by P. Vincent Mehdizadeh, our Chief Operating Officer and Chairman of the Board), in the amount of $111,794 as of December 31, 2013. The amount was fully repaid during the first quarter of 2014.

We also had a note outstanding to PVMI, an entity wholly owned by P. Vincent Mehdizadeh, in the amount of $775,000 at December 31, 2012.  This note has since been paid in full.
In February 2014 PVMI offered us a short-term financing of $350,000; as of March 31, 2014 the outstanding balance of the PVMI note was $16,574. The aforementioned financing had no interest.

The Company utilizes Vincent Chase, Inc., which is 100% owned by Mr. Mehdizadeh, for management advisory and consulting services.  During the years ended December 31, 2013 and 2012, the Company incurred $262,500 and $230,706 in fees, respectively, for these services. The Company retained Vincent Chase for 2014 as management advisory and consulting services for the monthly compensation of $12,500. Mr. Mehdizadeh receives no additional compensation from the company for his services rendered.

In addition, we utilize Kind Clinics, LLC, which is wholly owned by Dr. Bruce Bedrick, our Chief Executive Officer and one of our directors, for management advisory and consulting services.  During 2013 the Company paid Kind Clinics, LLC for reimbursements related to our Arizona contracts in the amount of $98,519 and $24,000 in advances for our initial investment in Bio-Tech.

Cash Flow

Cash flow used in our operational activities was impacted by the $556,655 net loss for the year. Also during the year 2013 company invested in inventories which led to $684,648 cash outflow. Liabilities repayment and a reduction in our deferrals and customer deposits in the amounts of $243,458 and $1,464,293, respectively, resulted in further increases in our net cash flow used in operating activities .

During the year 2013 we made advances on investments in the amount of $1,250,000, from which $600,000 related to Bio-Tech Medical Software, Inc. and $600,000 to Medvend, LLC (see Item 1 Other 2013 Acquisition Agreements) and $50,000 was VII related. In addition we advanced $115,000 on our secured promissory note with THC further increasing our net cash used in our investing activities. We also acquired additional property and equipment, which contributed to a increase in net cash used in investing activities in the amount of $134,451.

As previously mentioned the company alleviated net operational and investing cash outflows with share issuances, from which the company obtained cash inflow of $4,486,541.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Item 3.  Properties.

Real Property

At present, we do not own any property.  We currently lease office space at:

•	8439 West Sunset Blvd., Suite 100 & 101, West Hollywood, CA 90069 (4,000 square foot office);
•	6700 Fallbrook Ave. Suite 289, West Hills, CA 91307 (1,500 square foot office);
•	7047 E Greenway Parkway, Suite 250, Scottsdale, AZ 85254 (1,000 square foot office); and
•	1400 E. Hillsboro Blvd., Ste. 200, Deerfield Beach, FL 33441 (1,600 square foot office).

In addition, we maintain conference room capabilities at the following office locations:

•	445 Park Ave., 9th Floor, New York City, New York 10022 (virtual);
•	1 Dundas Street West, Suite 2500, Toronto M5G 1Z3, Canada (virtual);
•	100 Pall Mall, St. James, London SW1Y 5NQ, UK (virtual); and
•	14F 1-2-1 Kinshi, Sumida-ku, 1300031 Tokyo, Japan (virtual)

We do not maintain a permanent staff at these locations, rather, we pay a monthly fee that provides us access to conference rooms within the office building located at these addresses, which we use to have meetings (by appointment) with clients in the areas in which these offices are located.  We may also receive mail at these addresses.  We do not, however, have a permanent staff at these locations and therefore other than client meetings we do not conduct any operations or directly generate business from these locations.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the beneficial ownership of our common stock as of March 31, 2014, by (1) each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors, (3) each of our executive officers listed in the summary compensation table, below, and (4) all of our directors and executive officers as a group.

This information as to beneficial ownership was furnished to the Company by or on behalf of each person named.  To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.  At December 31, 2013, there were 14,762,875 shares of our common stock issued and outstanding.

Title Of Class	Name And Address Of Beneficial Owner(1)	Amount and Nature Of Beneficial Ownership	Percentage Of Class

Common Stock	Dr. Bruce Bedrick (2)	9,142,908 (3)	20.3%

Common Stock	Vincent Mehdizadeh (4)	26,238,940 (5)	58.3%

Common Stock	Vincent Chase, Inc.	23,036,302 (6)	51.2%
Common Stock	PVM International, Inc.	3,202,638(7)	7.1%
Common Stock	All Directors and Officers as a Group	35,381,848	78.6%

*  Less than 1%

(1)           For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)           The address for Dr. Bedrick is 8439 West Sunset Blvd., Suite 101, West Hollywood, CA 90069.

(3)           Includes 1,000,000 shares of our Series A Convertible Preferred Stock. Each share of our Series A Convertible Preferred is convertible into five shares of our common stock.

(4)           The address for Mr. Mehdizadeh is 6700 Fallbrook Ave., Suite 289, West Hills, CA 91307.

(5)           Includes 3,202,638 shares of common stock held by PVM International, Inc.  PVM International, Inc. is owned and controlled by Mr. Mehdizadeh.  Also includes 13,036,302 of common stock and 2,000,000 shares of Series A Convertible Preferred held by Vincent Chase, Inc.  Each share of Series A Convertible Preferred Stock is convertible into five shares of common stock.  Vincent Chase, Inc. is owned and controlled by Mr. Mehdizadeh.

 (6) The address for Vincent Chase, Inc. is 6700 Fallbrook Ave. Suite 289, West Hills, CA 91307.  Includes 13,036,302 shares of common stock and 2,000,000 shares of Series A Convertible Preferred.  Each share of Series A Convertible Preferred Stock is convertible into five shares of common stock.

(7) The address for PVM International, Inc. is 6700 Fallbrook Ave. Suite 289, West Hills, CA 91307.

Item 5.             Directors and Executive Officers.

The following table sets forth, as of March 31, 2014, the name, age and positions of our executive officers and directors.

NAME	AGE	POSITION

Dr. Bruce Bedrick	44	Chief Executive Officer and Director

P. Vincent Mehdizadeh	35	Chief Operating Officer and Chairman of the Board

Thomas Iwanski	56	Chief Financial Officer

Matthew Feinstein	44	Vice President

J. Mitchell Lowe	60	Director

The business background and certain other information about our directors and executive officers is set forth below:

Dr. Bruce Bedrick  – Chief Executive Officer, Director

Dr. Bruce Bedrick is a highly accomplished, versatile and respected Physician and business owner with over 15 years of diverse and innovative experience.  As a dynamic leader, he consistently achieves outstanding results in challenging environments while building and maintaining strong, loyal relationships with both colleagues and community members.  Dr. Bedrick offers the unique combination of hands-on administration that maximizes organizational effectiveness, operations-oriented leadership that ensures efficiency and people-oriented guidance that yields productivity.  Prior to joining the Company, Dr. Bedrick opened a chiropractic practice in 2008, which he managed until the Fall of 2010 when he sold his practice to pursue other business endeavors.

Dr. Bedrick joined MDS in the Fall of 2010 as its Chief Operating Officer.  He became CEO of Medbox, Inc. in December 2011 and has served as a Director since December 2011. As our CEO, Dr. Bedrick is responsible for managing our day-to-day operations, as well as overseeing our marketing and sales divisions.  He provides leadership at Medbox in the planning and implementation of all new strategic initiatives.  Dr. Bedrick has over 15 years experience in the healthcare field as a practitioner, consultant and executive.  He has successfully developed and operated several healthcare practices during that time.  A Philadelphia native, Dr. Bedrick earned his undergraduate degree from Ithaca College and his Doctorate from Western States Chiropractic College.

Our Board of Directors believes that Dr. Bedrick’s qualifications to serve as a Director of Medbox include his medical and business background, his development of healthcare practices in the past, as well as a wealth of knowledge about new business development gained as a result of years of prior business experiences.

P. Vincent Mehdizadeh – Chief Operating Officer and Chairman of the Board

Mr. Mehdizadeh founded MDS in February 2008 and served as our senior consultant from December 2012 until May 10, 2013, at which time he was appointed our Chief Operating Officer and Chairman of the Board.  Mr. Mehdizadeh is also acting as our principal financial officer following the departure of our former acting Chief Financial Officer on October 1, 2013.  The company he controls, PVMI, holds the 2010 patent which is the underlying technology of the Medbox.

Mr. Mehdizadeh was responsible for assembling the talented management core of Medbox, developing the concept behind the business model driving the revenue for the company, and also assists with seminars, media interviews, and public speaking engagements on behalf of the company.

Prior to December 2012, Mr. Mehdizadeh was the CEO and Founder of MDS.  Prior to founding MDS, Mr. Mehdizadeh was the Director of Client Relations for the following law offices at various times from 2003 through 2008:  Law Office of Donald J. Townley; Law Offices of Frank E. Miller; Law Offices of Thomas R. Lee; Rexford Law Group; and the Moheban Law Firm.

Our Board of Directors believes that Mr. Mehdizadeh’s qualifications to serve as a Director of Medbox include his experience and knowledge of our main product as the founder of MDS and the creator of the Medbox as well as his knowledge of the alternative medicine market as a result of such experience.

In 2007, Mr. Mehdizadeh was involved in the sale of his automobile to a private party.  The transaction terms were in dispute by the parties and Mr. Mehdizadeh pled no-contest to charging the vehicle purchaser’s credit card without express written consent.  The matter was resolved with Mr. Mehdizadeh receiving and successfully completing probation. Mr. Mehdizadeh has applied for an expungement of the record and is awaiting the outcome of that request, which should result in a deletion of the record.

During 2005-2008, Mr. Mehdizadeh was the non-attorney manager for a law firm.  In 2008 the supervising attorney, Thomas R. Lee [CA SBN 61858), whom clients had retained to handle their legal matters retired and left clients without representation. The department of consumer affairs of Los Angeles investigated the matter and decided to recommend prosecution against Mr. Mehdizadeh and not Mr. Mehdizadeh’s attorney employer, Mr. Lee.  After a 15 count criminal complaint was filed in 2010, in order to avoid a trial and ongoing bad publicity, Mr. Mehdizadeh pled no-contest in 2013 to two counts related to theft that resulted in probation. Under the terms of a negotiated plea agreement, Mr. Mehdizadeh voluntarily paid $450,000 in restitution to clients of Mr. Lee’s office.  Mr. Mehdizadeh accepted the terms of the plea that provided that once Mehdizadeh’s probation is complete, the record of the incident be deleted.  Mr. Mehdizadeh maintains his innocence and believes he was unfairly targeted.

Thomas Iwanski – Chief Financial Officer

Mr. Iwanski joined Medbox on April 15, 2013 as our accounting consultant.  He became our Chief Financial Officer in February 2014.  Mr. Iwanski has more than 23 years (18 of which were with publicly traded companies) of executive management, corporate governance and financial experience.  He has also been self-employed as a consultant specializing in corporate financing and operations improvement since September 2010.  As a consultant, in December 2013, Mr. Iwanski became Interim Chief Financial Officer and Secretary of Energous Corporation. A Nasdaq listed company specializing in wire-free charging solutions. Prior to joining Medbox, since May 2007, Mr. Iwanski served as Director and Chief Executive Officer of Live-Vu Communications, Inc., a company that specializes in turnkey telemedicine and telehealth solutions for hospitals, clinics, long-term care facilities and homes incorporating proprietary video technology.  From September 2006 through May 2007, Mr. Iwanski served as Chief Financial Officer of SyncVoice Communications, Inc.  From April 2005 through July 2006, Mr. Iwanski served as Senior Vice President, Corporate Secretary and Chief Financial Officer of IP3 Networks, Inc.  From February 2003 through April 2005 Mr. Iwanski served as a Special Advisor to the CEO of Procom Technology, Inc., where he played a prominent role in the development and implementation of business and financial strategies.  Mr. Iwanski has also served in various other positions, including Vice President Finance, Chief Financial Officer, Director and Secretary for a number of companies, including Cognet, Inc., NetVantage, Inc., Kimalink, Inc., Xponent Photonics, Inc., Prolong, Inc. and Memlink, Inc.    Mr. Iwanski also currently serves on the board of directors of Pacific Health Care Organization, Inc., a specialty workers’ compensation managed care company providing a range of services for California employers and claims administrators. In June 2013 Mr. Iwanski filed a personal bankruptcy petition in connection with alleged guarantees of debt of Live-Vu Communications, Inc. Mr. Iwanski also has approximately ten years of public accounting experience having worked for KPMG, LLP, as a Senior Audit Manager, and is a Certified Public Accountant.  Mr. Iwanski received a Bachelor of Business Administration from the University of Wisconsin-Madison in 1980.

Matthew Feinstein – Vice President

Mr. Feinstein became a consultant to Medbox heading our sales force in June of 2013, and was promoted to Vice President on February 1, 2014. Mr. Feinstein’s role is to assist with the sales, marketing and operations of the Company and its subsidiaries.  As a consultant for the Company over the last eight months, Mr. Feinstein has been instrumental in increasing revenues and establishing sales and marketing processes within the Company.  Mr. Feinstein comes from a successful tenure of leadership roles in nationally recognized companies with significant expertise in driving nationwide rollouts of automated retail technology.  Over the last 6 years, he was Operational Supervisor at Redbox where he developed policies and procedures and created performance metrics for employees and kiosks.  He was subsequently recruited to become Director of Operations at minuteKEY, a self-service key duplicating kiosk company with more than 2,000 locations nationwide.

J. Mitchell Lowe – Director

The Company has elected J. Mitchell Lowe, co-founder of Netflix and former Redbox president, to its Board of Directors, effective March 3, 2014.  Mr. Lowe is our first independent director and based on his diverse background and wide-ranging expertise, we expect that he will assist us with various aspects of our business, including strategy development and implementation, executive recruiting and corporate governance matters.  Mr. Lowe has been a groundbreaking leader in the home entertainment and tech industries since the 1980s, when he started Video Droid, a rental movie vending machine and store. After starting Video Droid and spending years crafting websites for video stores, Mr. Lowe was asked to help in the formation of Netflix in partnership with Marc Randolph and Reed Hasting. He served as Vice President of Business Development and strategic alliances for Netflix from 1998 to 2003, departing just after their initial public offering to join a small team from McDonald’s to form what became Redbox DVD Rental Kiosks. At Redbox, Mr. Lowe began as Chief Operating Officer, becoming President in early 2009, and playing a pivotal role in scaling Redbox from a handful of rental kiosks to nearly 32,000 kiosks and over $1.5 billion in annual revenue.  Since leaving Redbox in 2011, he has served as an independent consultant for entrepreneurs and startups. He has been CEO of a company called Quarterly Co., which is a mail subscription service, since October 2013.

Our Board of Directors believes that Mr. Lowe’s qualifications to serve as a Director of Medbox include his extensive experience in the retail kiosk industry and with startup companies generally, his strategic expertise, his business and managerial experience as discussed above and his long-term relationships. While Medbox offers solutions that are not comparable to kiosks per se, the fact that he has successfully directed large companies rollout cutting-edge technology adds immense value to our company. We will also take advantage of his corporate governance experience as we grow and evolve as a public company.

There are no family relationships between any of our executive officers and directors.

 Item 6.                 Executive Compensation.

Summary Compensation Table

The following sets forth the compensation paid by Medbox during 2013, and MDS during 2012, to our Chief Executive Officer and our other executive officer whose total compensation exceeded $100,000 during the year ended December 31, 2013 (the “named executive officers”); as of January 1, 2013, such officers are compensated directly by Medbox, Inc.

			All
Name and			Other
Principal			Compen
Position	Year	Salary	-sation(1)	Total

Dr. Bruce Bedrick	2013	$133,991	$0	$133,991
Chief Executive Officer and Director	2012	$34,720	$0	$34,720

P. Vincent Mehdizadeh	2013	$0	$262,500	$262,500
Chief Operating Officer, Chairman of the Board, acting principal financial officer	2012	$0	$230,706	$230,706

(1) Consists of payments to Vincent Chase, Inc., wholly owned by Mr. Mehdizadeh except for the period of April to May 2013, for Mr. Mehdizadeh’s services to the Company.

Neither of our named executive officers held options or other unvested equity awards as of December 31, 2013.

Dr. Bedrick received a substantial increase in his salary during 2013 as he voluntary accepted a lower salary during the Company’s initial start-up period.  Mr. Bedrick’s salary increase in 2013 reflects the Company’s ability to pay him more   as revenues increased in 2013.  In addition, Dr. Bedrick increased the number of hours he worked on Company matters in 2013 due to an increased staffing need.

Dr. Bedrick is employed as our Chief Executive Officer on an at-will basis at a current annual salary of $120,000.

Mr. Mehdizadeh serves as our Chief Operating Officer though an oral consulting arrangement we have with Vincent Chase, Inc., a company wholly owned by Mr. Mehdizadeh.  We currently pay Vincent Chase, Inc. a monthly fee of $12,500 for Mr. Mehdizadeh’s services to the Company.  We do not pay any additional amounts for Mr. Mehdizadeh’s services to the Company or provide him with any employment benefits.  Our arrangement with Vincent Chase, Inc. for Mr. Mehdizadeh’s services to the Company is an at-will arrangement that may be terminated by either party at any time.

Neither of our named executive officers held options or other unvested equity awards as of December 31, 2013.

Compensation of Directors

We currently do not compensate our employee directors for their service as directors.  We pay Mr. Lowe, our sole non-employee director, a retainer of $5,000 a month for his services as a director.  In addition, our affiliate, PVMI, transfers 300,000 shares of Medbox common stock annually to Mr. Lowe for his services as a director of Medbox. We also will reimburse Mr. Lowe for his reasonable out-of-pocket expenses in attending board of directors meetings and for promoting our business.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

We previously had an outstanding note with PVMI, a California corporation wholly owned by Mr. Mehdizadeh, our Chief Operating Officer and one of our directors, in connection with the sale of MDS to Medbox, Inc.  The note was issued on January 1, 2012 for an original amount of $1 million and began paying interest of 10% on January 1, 2013.  The note contained a maturity date of December 31, 2012, which was voluntary extended by oral agreement of the parties to June 30, 2013 and has since been satisfied in full.  In addition, on January 1, 2012, we issued to PVMI 2,000,000 shares of the Company’s common stock for the use of the PVMI patent related to our dispensing systems.

We use Vincent Chase Incorporated, a company that is wholly owned by Mr. Mehdizadeh, our Chief Operating Officer and one of our directors, for management advisory and consulting services.  We incurred fees of $262,500 and $230,706, respectively, during the years ended December 31, 2013 and 2012, to Vincent Chase Incorporated for Mr. Mehdizadeh’s advisory services provided through Vincent Chase Incorporated.  Mr. Mehdizadeh receives no other compensation from Medbox other than the fees paid to Vincent Chase, Inc.  During the period April to May 2013, Vincent Chase Incorporated was wholly owned by Dr. Bedrick, our Chief Executive Officer and a director.  Mr. Mehdizadeh transferred Vincent Chase Incorporated to Dr. Bedrick without consideration on a temporary basis as Mr. Mehdizadeh addressed some personal matters.

We use Kind Clinics, LLC a company owned by Dr. Bedrick, our Chief Executive Officer and one of our directors for management advisory services.  We incurred fees of $113,613 and $34,720 respectively during the years ended December 31, 2013 and 2012.

For more details see Item 2- Related-Party Transactions.

Since our common stock is quoted on the OTC Market Groups quotation system, we are not subject to certain rules regarding the independence of directors applicable to companies traded on a national securities exchange.  However, the Board of Directors has determined that Mr. Lowe is the only one of our directors that is independent as defined in listing standards of the New York Stock Exchange and The Nasdaq Stock Market LLC.  Messrs. Bedrick and Mehdizadeh do not qualify as independent directors because they both serve as executive officers of Medbox.

Item 8.             Legal Proceedings

On May 22, 2013, Medbox initiated litigation in the Arizona District Federal Court against MedVend Holdings LLC, and its majority shareholders for fraud related to a contemplated transaction during the quarter ended March 31, 2013.  The litigation is pending and Medbox has sought cancellation of the agreement entered into for a 50% ownership stake in MedVend due to a fraudulent conveyance of the asset since, as discussed above, the shareholders did not have the power to sell their ownership stake in MedVend Holdings.  On November 19, 2013 this matter was transferred to Federal District court in the state of Michigan. To date, MedVend and its principals have yet to offer any explanation or affirmative defense in this action.  The matter has been tied up in jurisdiction challenges since the date of filing.  Medbox is awaiting an answer on this lawsuit now that jurisdiction has been confirmed by the court.

As discussed under “Item 1. Business,” we entered into a Stock Purchase Agreement and Technology License Agreement with Bio-Tech Medical Software, Inc. in February 2013.  Subsequently, we were informed that an executive with Bio-Tech had disclosed confidential information and disparaged Medbox in contravention of a written agreement between the parties.  As a result, on June 26, 2013, we notified Bio-Tech that we were canceling our agreements with them due to a breach in a provision contained therein, and subsequently entered into negotiations with Bio-Tech to attempt to separate from our proposed business partnerships amicably.  On August 19, 2013, Bio-Tech initiated litigation against Medbox in the U.S. District Court of Southern Florida, case number 13-617716, alleging that Medbox had breached the agreements due to our refusal to complete the transaction as set forth in the agreements.  We counter-sued on August 30, 2013. On 27 February, 2014 the Company signed a settlement agreement with Bio-Tech. The agreement provides that the Company receives full licensed right on biometric chain of custody and inventory management tracking in a cultivation setting for the term of five years in exchange for the $600,000 we already paid to Bio-Tech.  All stock transfers between companies (discussed in Item 1 - Business) were canceled and rescinded.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  Other than described herein, we are not involved in, or the subject of, any pending legal proceedings or governmental actions the outcome of which, in management’s opinion, would be material to our financial condition or results of operations.

Item 9.             Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is quoted on the Pink tier of the OTC Markets Group quotation system (www.otcmarkets.com) under the trading ticker “MDBX.”  The trading price of our common stock has been extremely volatile. Further, the stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies.  These kinds of broad market fluctuations may adversely affect the market price of our common stock.  For additional information, see “Risk Factors” above.

We have outstanding 3,000,000 shares of our Series A Preferred Stock, which are convertible into an aggregate of 15,000,000 shares of our common stock, and warrants to purchase up to 265,854 shares of our common stock.  There are no other outstanding securities convertible into shares of our common stock, or warrants or options outstanding that are exercisable for shares of our common stock.

The following table sets forth the quarterly high and low sale prices of our common stock for the two most recent fiscal years, as reported on the OTC Market Groups quotation system.

	High Sale	Low Sale
Fiscal Quarters	Price	Price

First Quarter 2012	$3.00	$1.24
Second Quarter 2012	$3.00	$2.50
Third Quarter 2012	$3.00	$0.03
Fourth Quarter 2012	$215.00	$2.75
First Quarter 2013	$98.00	$25.10
Second Quarter 2013	$29.50	$25.50
Third Quarter 2013	$39.00	$23.5
Fourth Quarter 2013	$27.49	$8.11

As of March 31, 2014, there are approximately 585 holders of record of our common stock.

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

We currently have no equity compensation plans.  We do intend to implement an equity incentive plan for employees and consultants during 2014 as a means to provide additional compensation for key contributors to our growth. In addition, we may have to issue additional shares of common stock in the future in connection with our acquisition of Vaporfection International, Inc. based on the financial performance of this subsidiary through March 31, 2017.  See “Item 1. Business—Recent Acquisition of Vaporfection International, Inc.”
On February 3, 2014, we paid a two-for-one stock split in the form of a restricted stock dividend payable to holders as of the record date of December 18, 2013.  The stock dividend was announced by the Financial Industry Regulatory Authority (FINRA) on February 3, 2014.  As a restricted dividend, the shares may not be sold by the holders thereof for one year from the date of issuance. The board decided to issue a dividend to shareholders as a benefit since only the common class received the dividend and not the preferred class held by our company’s executives.  Prior to the dividend, common shares held just under half of stockholder equity and voting power. After the dividend, common shares held about 2/3 of stockholder equity and voting power. The dividend was issued as a restricted dividend to insure shareholder interest over the course of the following 12-month period after the dividend was issued.

Item 10.                 Recent Sales of Unregistered Securities.

The following information reflects all of the sales of our securities within the past three years.

On November 11, 2011, we issued an aggregate of 6,000,000 shares of our Series A Preferred Stock to P. Vincent Mehdizadeh and Shannon Illingworth in exchange for services rendered to the Company.  3,000,000 shares were subsequently cancelled and returned to treasury.

On June 13, 2013, we issued to Moody’s Capital Solutions, Inc. warrants to purchase 15,000 shares of our common stock at an exercise price of $31 as consideration for their services as finder in identifying an accredited investor who participated in our private offering.  The warrants expire June 13, 2018.

From January 1, 2012 through December 31, 2012, the Company sold 1,168,733 shares of common stock to accredited investors for an average of $1.15 per share, or aggregate proceeds of $1,359,050, including carry-over shares through January of 2013, deemed by management to be materially part of the prior period.

As discussed in “Item 1. Business,” on April 1, 2013, we issued warrants to purchase 260,864 shares of our common stock to Vapor Systems International in exchange for the outstanding shares of Vaporfection International, Inc., which is now our wholly owned subsidiary, which were subsequently split up and reissued to the individual owners of Vapor Systems International, LLC.  The warrants have an exercise price of $.001 per share, subject to adjustment for stock dividends, subdivisions or combinations of the common stock, reclassifications and similar transactions, and are exercisable beginning on March 21, 2014 and are exercisable until April 1, 2018.

During the year ending December 31, 2013 we issued 1,079,303 shares of common stock and received gross proceeds in the amount of $5,772,094 (of which $4,486,541 was cash and $1,285,553 non-cash).

From January to March 31, 2014 the company issued 485,830 shares of common stock at a price of $5.00 per share raising proceeds of $2,429,150. This offering ceased in February 2014.

The issuances of the securities described above were exempt from registration under the Securities Act in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D as transactions by an issuer not involving any public offering and in which shares were purchased by accredited investors.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the certificates representing the stock issued in such transactions.  The offer and sale of these securities were made without general solicitation or advertising.

In addition, Medbox, Inc. issued 2 million shares of its common stock to PVMI on December 31, 2011 as part of the transaction in which it purchased from PVMI all of the shares of common stock that PVMI owned in the following companies: (i) MDS (10,000 shares); (ii) Medicine Dispensing Systems, Inc. (10,000 shares); and (iii) Medbox, Inc. (10,000 shares).

On April 1, 2013, Medbox, Inc. issued warrants to purchase 260,854 shares of our common stock for $.001 per share, subject to adjustment, to Vapor Systems International, Inc. in exchange for all of the outstanding shares of Vaporfection International, Inc.  The warrants are exercisable at the option of the holder beginning March 21, 2014 and expire April 1, 2018.

Each of the above issuances were exempt from the registration provisions of the Securities Act pursuant to Section 4(a)(2) thereof as a transaction not involving any public offering.

There were no underwritten offerings employed in connection with any of the transactions set forth above.

Item 11.                  Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary of the material terms of our capital stock.  This summary is subject to and qualified in its entirety by our Articles of Incorporation and Bylaws, and by the applicable provisions of Nevada law.

Our authorized capital stock consists of 110,000,000 shares of stock consisting of (i) 100,000,000 shares of common stock, $0.001 par value per share, of which 30,016,580 shares are issued and outstanding as of March, 31 2014, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share, of which 3,000,000 are issued and outstanding as of March 31, 2014.

On December 19, 2013, we announced a 100% stock dividend payable on our common stock.   On February 3, 2014 the Company issued 14,762,875 new shares as a share dividend.

Common Stock

The Board of Directors is authorized to issue, without stockholder approval, any authorized but unissued shares of our common stock.  Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, as and if declared by the Board of Directors from funds legally available therefore.  No holder of any shares of common stock has any preemptive right to subscribe for any of our securities.  Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any.  All shares of common stock outstanding are fully paid and non-assessable.

The transfer agent for the common stock is Action Stock Transfer Corporation, Salt Lake City, Utah.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power.  The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion or exchange rights.

Preferred Stock

The Board of Directors is authorized, without further stockholder approval, to issue from time to time any of our authorized but unissued shares of preferred stock.  The preferred stock may be issued in one or more series and the Board of Directors may fix the rights, preferences and designations thereof.  Holders of our preferred stock are not entitled to any preemptive or preferential rights to subscribe for additional shares of our capital stock.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Series A Preferred Stock

Dividend Rights

Holders of the Series A Preferred Stock are entitled to receive dividends or other distributions with the holders of the common stock on an as converted basis when, as and if declared by our Board of Directors.

Conversion Rights

Each share of Series A Preferred Stock is convertible, at the option of the holder thereof and subject to notice requirements described in our articles of incorporation, at any time, into five shares of our common stock.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, holders of Series A Preferred Stock are entitled to receive, prior to the holders of the other series of preferred stock and prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of any other shares of our stock, an amount equal to $1.00 per share of Series A Preferred Stock held, plus all declared but unpaid dividends thereon.  A liquidation includes the acquisition of the Company by another entity or the sale of all or substantially all of our assets, unless the holders of a majority of the Series A Preferred Stock agree otherwise.

Voting Rights

The holders of Series A Preferred Stock vote as a single class with the holders of our common stock.  Holders of Series A Preferred Stock have such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder, (b) the number of issued and outstanding shares of the Series A Preferred Stock and Common Stock on a fully-diluted basis and (c) 0.00000025.

Additional Voting Rights

The consent of the holders of a majority of the outstanding shares of Series A Preferred Stock is required for us to do any of the following: (i) take any action that would alter, change or affect the rights, preferences, privileges or restrictions of the Series A Preferred Stock, increase the authorized number of shares of the Series A Preferred Stock or designate any other series of Preferred Stock; (ii) increase the size of any of our equity incentive plans or arrangements; (iii) make fundamental changes to our business; (iv) make any changes to the terms of the Series A Preferred Stock or to our articles of incorporation or bylaws, including by designation of any stock; (v) create a new class of shares having preferences over or being on a parity with the Series A Preferred Stock as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Preferred Stock then outstanding; (vi) make any change in the size or number of authorized Directors; (vii) repurchase any of the our common stock; (viii) sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of our property or business or more than 50% of our stock in a single transaction; (ix) make any payment of dividends or other distributions or any redemption or repurchase of stock or options or warrants to purchase our; or (x) sell any additional shares of preferred stock.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws and Nevada Law

General

A number of provisions of our articles of incorporation and bylaws and Nevada Law deal with matters of corporate governance and certain rights of stockholders.  The following discussion is a general summary of certain provisions of our articles and bylaws that might be deemed to have a potential “anti-takeover” effect.  The following description of certain of the provisions of our articles and bylaws is necessarily general and reference should be made in each case to the articles and bylaws.

Absence of Cumulative Voting

There is no cumulative voting in the election of our directors.  Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares that they own multiplied by the number of directors to be elected.  Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation’s board of directors.  The absence of cumulative voting means that the holders of a majority of our shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Authorized Shares

As indicated above, our articles of incorporation currently authorize the issuance of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.  The authorization of shares of common stock and preferred stock in excess of the amount issued and outstanding provides our board of directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and stock options or other stock-based compensation.  The unissued authorized shares also may be used by our board of directors consistent with its fiduciary duty to deter future attempts to gain control of Medbox.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation.  These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part.  These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	one-fifth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.  Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation that:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and
•	does business in Nevada directly or through an affiliated corporation.

Therefore, the provisions are not currently applicable to Medbox.  However, the existence of these provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders

Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and 60% of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period.  For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.  The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested stockholder.”

Note, however, that these provisions only apply if the corporation has securities (i) listed on a national securities exchange or (ii) traded in an organized market and that has least 2,000 holders and a market value of at least $20 million exclusive of insider holdings, and that the provisions do not apply to any person who became an interested stockholder before such time.  Therefore, these provisions do not currently apply to the Company and may not apply in the foreseeable future.

Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes.  We have not included any such provision in our articles of incorporation.

 The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Summary of Anti-Takeover Provisions

The foregoing provisions of our articles of incorporation and bylaws and Nevada law could have the effect of discouraging an acquisition of Medbox or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions that might otherwise have a favorable effect on the price of our common stock.  In addition, such provisions may make Medbox less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

Our board of directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our board of directors.  Our board of directors believes that these provisions are in our best interests and the best interests of our stockholders.  In the board of directors’ judgment, the board of directors is in the best position to determine our true value and to negotiate more effectively for what may be in the best interests of our stockholders.  Accordingly, the board of directors believes that it is in our best interests and in the best interests of our stockholders to encourage potential acquirors to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts.

Despite the board of directors’ belief as to the benefits to us of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management.  As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so.  The board of directors, however, believes that the potential benefits of these provisions outweigh their possible disadvantages.

Item 12.                 Indemnification of Directors and Officers.

Nevada Statutes

Section 78.7502 of the Nevada Revised Statutes, as amended, provides for the indemnification of the Company’s officers, directors, employees and agents under certain circumstances as follows:

“1.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)           Is not liable pursuant to NRS 78.138; or
(b)
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.           A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)           Is not liable pursuant to NRS 78.138; or
(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.           To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Section 78.751 of the Nevada Revised Statutes describes the authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses as follows:

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)           By the stockholders;
(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.  The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)           Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.”

Charter Provisions

Our Amended Articles of Incorporation provide for indemnification of our officers and directors as follows:

ARTICLE EIGHT

LIABILITY OF DIRECTORS AND OFFICERS

No Director, Officer or Agent, to include counsel, shall be personally liable to the Corporation or its Stockholder for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity.  It shall be presumed that in accepting the position as an Officer, Direct, Agent or Counsel, said individual relied upon and acted in reliance upon the terms and protections provided for by this Article.  Notwithstanding the foregoing sentences, a person specifically covered by this Article, shall be liable to the extent provided by applicable law, for acts or omission which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300.

Bylaws

Our Amended and Restated Bylaws provide for the indemnification of our officers and directors as follows:

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND OTHER AGENTS

Section 1                      ACTIONS OTHER THAN BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 2                      ACTIONS BY THE CORPORATION.  The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 3                      SUCCESSFUL DEFENSE.  To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 4                      REQUIRED APPROVAL.  Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to Section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

(a) By the stockholders;

(b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c) If a majority vote of a quorum  consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5                      ADVANCE OF EXPENSES.  The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 6                      OTHER RIGHTS.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:

(a)  Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)  Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 7                      INSURANCE.  The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

Section 8                      RELIANCE ON PROVISIONS.  Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

Section 9                      SEVERABILITY.  If any of the provisions of this Article are held to be invalid or unenforceable, this Article shall be construed as if it did not contain such invalid or unenforceable provision and the remaining provisions of this Article shall remain in full force and effect.

Section 10                      RETROACTIVE EFFECT.  To the extent permitted by applicable law, the rights and powers granted pursuant to this Article VI shall apply to acts and actions occurring or in progress prior to its adoption by the board of directors.

Agreements

We intend to enter into compensation agreements with selected officers and directors, pursuant to which we will agree, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the Company.

Item 13.  Financial Statements and Supplementary Data.

Please see our financial statements attached at the end of this registration statement.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15.                  Financial Statements and Exhibits

a.  Financial Statements

We have included the following financial statements and notes with this registration statement:

1.  Audited Financial Statements and Notes for the years ended December 31, 2012 and December 31, 2013.

b.   Exhibits

3.1	Articles of Incorporation filed with the Secretary of State on June 16, 1977*
3.2	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on September 18, 1998*
3.3	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on May 12, 2000*
3.4	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on November 16, 2006*
3.5	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on January 11, 2008*
3.6	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on August 4, 2009*
3.7	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on August 21, 2009*
3.8	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on February 14, 2011*
3.9	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on August 30, 2011*
3.10	Certificate of Amendment of Articles of Incorporation filed with the Secretary of State on July 15, 2013^
3.11	Amended and Restated Bylaws of Medbox, Inc. dated July 11, 2013^
4.1	Form of Common Stock Certificate of Medbox, Inc.^
4.2	Form of Certificate for the Series A Preferred Stock^
10.1	Stock Purchase Agreement, effective as of December 31, 2011, by and among Medbox, Inc. and PVM International, Inc. *
10.2	Amended and Restated Stock Purchase Agreement effective as of February 26, 2013, by and between Medbox, Inc. and Bio-Tech Medical Software, Inc.*
10.3	Amended and Restated Technology License Agreement, dated as of February 26, 2013, by and between Bio-Tech Medical Software, Inc. and Medbox, Inc.^
10.4	Membership Interest Purchase Agreement dated as of March 12, 2013 between Medbox, Inc. and Darryl B. Kaplan, Claudio Tartaglia and Eric Kovan (MedVend Holdings)^
10.5	Securities Purchase Agreement dated as of March 22, 2013, by and among Medbox, Inc. and Vapor Systems International, LLC*
10.6	Amendment Securities Purchase Agreement by and Medbox, Inc. and Vapor Systems International, LLC, dated July 5, 2013 and effective as of March 22, 2013^
10.7	Description of Bruce Bedrick employment arrangement+
10.8	Description of P. Vincent Mehdizadeh employment arrangement +
10.9	Exclusive Trademark and Patent License Agreement Between PVM International, Inc. and Medbox, Inc., dated as of April 1, 2013 *
10.10	Promissory Note issued to PVMI dated January 1, 2012^
10.11	Agreement between Prescription Vending Machines, Inc. and AVT, Inc. dated February 10, 2010 *
10.12	Description of Thomas Iwanski employment arrangement+
10.13	Description of Matthew Feinstein employment arrangement+
10.14	Settlement Agreement by and between Medbox, Inc. and Bio-Tech Medical Software, Inc. dated as of February 27, 2014
21.1	Subsidiaries of Medbox, Inc.^

* Incorporated by reference from the Registrant’s Registration Statement on Form 10, as amended, file no. 000-54928, originally filed on April 10, 2013.

^ Incorporated by reference from the Registrant’s Registration Statement on Form S-1, as amended, file no. 333-189993, originally filed on July 17, 2013.

+ Management compensatory arrangement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 31, 2014	MEDBOX, INC. /s/ Dr. Bruce Bedrick Dr. Bruce Bedrick Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Medbox, Inc.

We have audited the accompanying consolidated balance sheets of Medbox, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medbox, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Q Accountancy Corporation

/s/ Q Accountancy
Irvine, California
March 28, 2014

MEDBOX, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013 AND 2012

	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 168,003	$ 1,026,902
Marketable securities	184,800	-
Accounts receivable	1,864,506	2,052,000
Note receivable	115,000	-
Inventory	1,269,454	416,254
Prepaid expenses and other current assets	89,241	-
Total current assets	3,691,004	3,495,156

`
$49,192 and 43,491, respectively	169,128	51,018

Investments, at cost	1,200,000	-
Intangible assets, net of accumulated amortization of $32,750	653,959	-
Goodwill	1,090,037	-
Deposits and other assets	98,726	4,850
Total assets	$ 6,902,854	$ 3,551,024

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 598,314	$ 265,737
Deferred revenue	-	1,608,280
Notes payable	75,000	50,000
Related party notes payable	111,794	869,038
Customer deposits	203,186	-
Current portion of long-term debt	-	16,428
Total current liabilities	988,294	2,809,483

Long term-debt, less current portion	-	42,420
Total liabilities	988,294	2,851,903

Stockholders' equity
Preferred stock, $0.001 par value: 10,000,000 authorized;
3,000,000 and 6,000,000 issued and outstanding as of December 31, 2013 and
December 31, 2012, respectively	3,000	6,000
Common stock, $0.001 par value: 100,000,000 authorized,
29,525,750 and 27,367,144 issued and outstanding as of December 31, 2013 and
December 31, 2012, respectively	29,526	27,367
Additional paid-in capital	6,785,358	1,150,673
Common stock subscribed	(15,000)	(153,250)
Retained earnings (accumulated deficit)	(888,324)	(331,669)
Total stockholders' equity	5,914,560	699,121
Total liabilities and stockholders' equity	$ 6,902,854	$ 3,551,024

See notes to consolidated financial statements.

MEDBOX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012

Revenues, net	$ 5,223,775	$ 2,590,579

Cost of revenues	2,587,656	1,051,135

Gross margin	2,636,119	1,539,444

Selling, general and administrative expenses
Selling and marketing	664,383	806,221
Research and development	74,861	176,964
General and administrative	2,456,435	895,798
Total selling, general and administrative expenses	3,195,679	1,878,983

Loss from operations	(559,560)	(339,539)

Other income (expense), net	6,905	(4,948)

Loss before provision for income taxes	(552,655)	(344,487)

Provision for income taxes	4,000	-

Net loss	$ (556,655)	$ (344,487)

Earnings per share attributable to common stockholders
Basic	$ (0.02)	$ (0.01)
Diluted	$ (0.01)	$ (0.01)
Weighted average shares outstanding
Basic	28,971,983	25,119,175
Diluted	44,506,230	55,119,175

See notes to consolidated financial statements.

MEDBOX, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

							Retained
					Additional		Earnings	Total
	Preferred Stock		Common Stock*		Paid-In	Common Stock	(Accumulated)	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Subscribed	(Deficit)	Equity

Balances at January 1, 2012	6,000,000	$ 6,000	20,829,678	$ 20,830	$ 270,545	$ -	$ 12,818	$ 310,193
Issuance of common stock for acquisition PVMI	-	-	4,000,000	4,000	(4,000)	-	-	-
Buyout of PVMI shareholders	-	-	-	-	(125,000)	-	-	(125,000)
Issuance of common stock, net of issuance costs	-	-	2,463,366	2,463	855,952	-	-	858,415
Subscriptions for common stock, net of issuance costs	-	-	74,100	74	153,176	(153,250)	-	-
Net loss	-	-	-	-	-	-	(344,487)	(344,487)
Balances at December 31, 2012	6,000,000	6,000	27,367,144	27,367	1,150,673	(153,250)	(331,669)	699,121
Issuance of common stock, net of issuance costs	-	-	2,115,100	2,115	4,484,426	-	-	4,486,541
Cancellation of preferred stock	(3,000,000)	(3,000)	-	-	3,000	-	-	-
Proceeds of common stock subscribed	-	-	-	-	(138,250)	138,250	-	-
Issuance of warrants for acquisition of Vaporfection	-	-	-	-	1,166,000	-	-	1,166,000
Issuance of common stock for accounts payable	-	-	43,506	44	119,509	-	-	119,553
Net loss	-	-	-	-			(556,655)	(556,655)
Balances at December 31, 2013	3,000,000	$ 3,000	29,525,750	$ 29,526	$ 6,785,358	$ (15,000)	$ (888,324)	$ 5,914,560

See notes to consolidated financial statements.

MEDBOX, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
Cash flows from operating activities
Net loss	$ (556,655)	$ (344,487)
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	69,564	29,922
Gain on sale of property and equipment	(20,682)	-
Changes in operating assets and liabilities
Accounts receivable	3,400	(2,052,000)
Inventory	(684,648)	(316,254)
Prepaid expenses and deposits	(36,725)	-
Accounts payable and accrued expenses	(243,458)	190,668
Deferred revenue and customer deposits	(1,464,193)	1,608,280
Net cash (used in) operating activities	(2,933,397)	(883,871)

Cash flows from investing activities
Receipts on (issuance of) note receivable	(115,000)	104,650
Purchase of property and equipment	(134,451)	-
Advances for investments	(1,250,000)	-
Net cash provided by (used in) investing activities	(1,499,451)	104,650

Cash flows from financing activities
Receipts on advances to officer	-	177,050
Related party notes payable, net	(746,285)	744,038
Payments on long term debt	(16,307)	(15,771)
Issuance of (payments on) notes payable	(150,000)	50,000
Dividends paid to subsidary's shareholders	-	(49,965)
Proceeds from issuance of common stock, net	4,486,541	858,415
Net cash used by financing activities	3,573,949	1,763,767

Net decrease in cash	(858,899)	984,546
Cash, beginning of period	1,026,902	42,356
Cash, end of period	$ 168,003	$ 1,026,902

Supplemental disclosures of cash flow information:
Cash paid for interest	$ 2,106	$ 4,975
Cash paid for income tax	$ 10,851	$ 59,141

Non- cash transactions:
Marketable securities received for accounts receivable	$ 184,800	$ -
Liabilities assumed for Vaporfection	$ 73,739	$ -
Debt repayments	$ 53,500	$ -
Cancellation of preferred stock	$ 3,000	$ -
Common stock issued for accounts payable	$ 119,536	$ -
Common stock issued for related party notes payable	$ -	$ 125,000
Common stock issued for PVMI	$ -	$ 2,000
Common stock warrants issued for Vaporfection	$ 1,166,000	$ -

See notes to consolidated financial statements.

MEDBOX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 AND 2012

Note 1 – Nature of Operations

Business Description

Medbox, Inc. (the “Company”) was incorporated in the state of Nevada on June 16, 1977, originally as Rabatco, Inc., subsequently changing its name on May 12, 2000 to MindfulEye, Inc., and again on August 30, 2011 to Medbox, Inc. The Company, through its subsidiaries Prescription Vending Machines, Inc. dba, Medicine Dispensing Systems, Inc. (“MDS”) and Medbox Technologies, Ltd. (“MT”), is a leader in providing consulting services and patented biometrically controlled medicine storage and dispensing systems to the medical and retail industries. In addition, through its wholly owned subsidiary, Vaporfection International, Inc. (“VII”), the Company sells a line of vaporizer and accessory products online and through distribution partners. The Company is headquartered in West Hollywood, California with offices in Arizona and Florida.

On December 31, 2011, Medbox, Inc. entered into a Stock Purchase Agreement with PVM International, Inc. (“PVMI”).  Pursuant to two separate closings held on January 1, 2012 and December 31, 2012, the Company acquired from PVMI all of the outstanding shares of common stock in (i) Prescription Vending Machines, Inc.,(PVM) (ii) Medicine Dispensing Systems, Inc. (its Arizona subsidiary), and (iii) Medbox, Inc. (its California subsidiary that is currently inactive) (these three listed subsidiaries are hereafter referred to as the “PVMI Named Subsidiaries”), in exchange for two million shares of the Company’s common stock and a $1 million promissory note.

The transaction between Medbox, Inc. and PVMI is deemed to be a reverse acquisition, where Medbox, Inc. (the legal acquirer) is considered the accounting acquiree and the PVMI Named Subsidiaries (the legal acquiree) are considered the accounting acquirer.  The assets and liabilities are transferred at their historical cost with the capital structure of Medbox, Inc. Medbox, Inc. is deemed a continuation of the business of PVMI Named Subsidiaries and the historical financial statements of PVMI Named Subsidiaries are the historical financial statements of Medbox, Inc.  For accounting purposes, the reverse merger is treated as a recapitalization of Medbox, Inc.

The Company’s MDS subsidiary was incorporated in the state of California in 2008 and its subsidiary, MDS was incorporated in the state of Arizona in 2011.

On March 22, 2013, the Company entered into a Securities Purchase Agreement with Vapor Systems International, LLC to acquire 100% of the outstanding common stock of VII in exchange for warrants to purchase 260,864 shares of the Company’s common stock. In addition, the Company agreed to provide up to $1,600,000 in working capital to VII at the Company’s sole discretion which included $175,000 paid to the inventor of certain patents including a warrant to purchase 5,000 shares of the Company’s common stock. This transaction was closed in April 2013.

On December 9, 2013 the Company formed MT, a Canadian corporation to operate as a consulting sales and marketing operation in Canada. As of December 31, 2013 there was no activity for this company.

Stock Split

On December 19, 2013, the Board of Directors of the Company approved a two-for-one stock split of the Company’s common stock, effected in the form of a stock dividend. Each shareholder of record at the close of business on December 18, 2013 received one (1) additional share for every outstanding share held on the record date. The additional shares were distributed on February 3, 2014. All references made to share or per share amounts in the accompanying consolidated financial statements and applicable disclosures have been restated to reflect the effect of this two-for-one stock split for all periods presented. The Company retained the current par value of $0.01 per share for all shares of common stock. Stockholders’ equity reflects the stock split by reclassifying an amount equal to the par value of the additional shares arising from the split from Additional Paid-in Capital to Common Stock.

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, PVM, MDS, VII and MT. All intercompany transactions have been eliminated. VII and MT, represents additional subsidiaries included in the consolidated financial statements for the year 2013.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the consolidated financial statements as well as the reported expenses during the reporting periods. Actual results could differ from these estimates.

The Company’s significant estimates and assumptions include the valuation of the Company’s common stock used in the valuation of goodwill, accounts receivable and note receivable collectability, inventory, advances on investments, the valuation of restricted stock received from customers, the amortization and recoverability of capitalized patent costs and useful lives of long-lived assets, and income tax expense, some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made.

Accounting Period

The Company’s accounting period ends on December 31st.

Cash Equivalents

The Company maintains cash in bank accounts, consisting solely of deposits held at major banks, which, at times, may exceed federally insured limits. Cash equivalents include investments in open ended money market accounts held at the same major banks. For purposes of the balance sheets and statements of cash flows, the company considers all highly liquid purchased with a maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

The Company maintains cash balances at several financial institutions in the United States.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  At December 31, 2013 and 2012, the Company’s uninsured balances totaled $0 and $776,902, respectively. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

At December 31, 2013 and 2012, four and five of customers represented 60.90% and 64.09% of outstanding receivables, respectively.

Impairment of Long-lived Assets

The Company reviews for the impairment of long-lived assets, including goodwill, intangible assets acquired in the purchase of VII, advances on investments, trademarks and patents, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. The Company has not recorded any impairment losses in either 2013 or 2012.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing expense for the years ending December 31, 2013 and 2012 was $664,383 and $806,221, respectively.

Fair Value of Financial Instruments

Pursuant to ASC No. 825, Financial Instruments, the Company is required to estimate the fair value of all financial instruments included on its balance sheets. The carrying value of cash, accounts receivable, other receivables, inventory, accounts payable and accrued expenses and notes payable approximate their fair value due to the short period to maturity of these instruments. The Company’s marketable securities and related customer deposits require fair value measurement on a recurring basis as the Company has received advance payment of restricted stock in a publicly traded company for contracted services. The Company has no exposure to gain or loss on the increase or decrease in the value of the marketable securities as any shortfall in the ultimate liquidated value of the securities will be supplemented by additional restricted stock from the customer and any liquidation in excess above the Companies billings will be returned to the customer.

Revenue Recognition

The Company applies the revenue recognition provisions pursuant to Accounting Standards Codification 605, Revenue Recognition (“ASC 605”) (formerly SAB Topic 13A), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC.  The guidance outlines the basic criteria that must be met to recognize the revenue and provides guidance for disclosure related to revenue recognition policies.

The Company recognizes revenue related to consulting fees based upon the terms of the contract. In general, the Company recognizes revenue when a milestone is reached in the contract such as submittal of the license application or if otherwise delineated, such as awarding of a license or securing the location. In addition, if the contract includes the build out of the client location and the installation of Medbox dispensing machines then the remainder of the revenue is recognized when the facility is completed and available for move-in by the client.  The contract terms are broken down in specific milestones with specific attributable revenue to be earned upon successful completion of the milestone terms (i.e. milestone - obtaining the license; condition for the revenue to be recorded - after obtaining the license for the client the company will record a specified amount of revenue attributable to this milestone based on the contract). All milestones from the consulting agreements are considered to be substantive for revenue recognition and the revenue is recorded when the work/condition described is performed/achieved.

In addition, the Company intends to charge maintenance fees for consulting, equipment and software on a monthly basis, and would recognize revenue on these monthly charges when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the fee is fixed or determinable and (iv) collectability is reasonably assured. The Company may have chosen for a period of time to waive the service fees that would generate service revenues as a “good will” gesture to its customers while their new businesses begin operations. Since all equipment is new, there is limited need in service and maintenance.

Advance payments from clients in advance of work performed are recorded as customer deposits on the balance sheet.

An allowance for bad debts is established for any customer who is deemed as possibly uncollectible.

Equipment sales not associated with a consulting contract are recognized as the product is shipped and title passes.

Provisions for estimated returns and allowances, and other adjustments are provided in the same period the related sales are recorded.  The Company will at times allow customers to get full refunds should political events prevent the customer from being able to operate his contracted location. The provision for returns as well as an allowance for bad debts will be included in the Company’s balance sheet should the Company deemed such allowances justified. For the years ended December 31, 2013 and 2012, management determined that no such allowances were necessary.

Cost of Revenues

Cost of revenues consists primarily of expenses associated with the delivery and distribution of our products and services.  These include expenses related to the manufacture of our dispensary units, construction expense related to the customer dispensary, site selection and establishment of licensing requirements, and consulting expense for the continued management of the dispensary unit build out, server and security equipment, rent expense, energy and bandwidth costs, and support and maintenance costs prior to client moves in.

Basic and Fully Diluted Net Loss Per Share

Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share are computed using the weighted average number of common shares and, if dilutive, potential common shares outstanding during the period from the potential 5 for 1 conversion feature of the Company’s Series A preferred stock outstanding. Potential common shares consist of the incremental common shares issuable upon the exercise of the conversion of the Company’s 260,854 warrants to the sellers of VII as the likelihood of conversion is probable do to the low exercise price per share of $0.001 (using the if-converted method). The computation of basic loss per share for the years ended December 31, 2013 and 2012 excludes potentially dilutive securities of 30,000 and 0, respectively, because their inclusion would be antidilutive.

As of December 31, 2013 and 2012, the Company had 3,000,000 and 6,000,000 shares, respectively of Series A preferred stock outstanding with par value of $0.001 that could be converted into 15,000,000 and 30,000,000 shares, respectively of the Company’s common stock.

Potentially dilutive securities outlined in the table below have been excluded from the computation of diluted net loss per share, because the effect of their inclusion would have been anti-dilutive.

	For the Year Ended December 31, 2013	For the Year Ended December 31, 2012

Financing Warrants to purchase common stock	30,000	-

Total potentially dilutive securities	30,000	-

Accounts Receivable and Allowance for Bad Debts

The Company is subject to credit risk as it extends credit to our customers for work performed as specified in individual contracts. The Company extends credit to its customers, mostly on an unsecured basis after performing certain credit analysis.  Our typical terms require a portion of the contract price up front and the rest payable upon certain agreed milestones. The Company’s management periodically reviews the creditworthiness of its customers and provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for bad debts based on our assessment of the current status of individual accounts.  Accounts still outstanding after the Company has used reasonable collection efforts are written off through a charge to the allowance for bad debts accounts and a credit to accounts receivable. As of December 31, 2013 and 2012, the Company’s management considered all accounts outstanding fully collectible.

Inventory

Inventories are stated at the lower of cost or market.  Cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method.  Market is determined based on net realizable value.  Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.  The Company accumulates costs for the developing of new markets and charges them to the cost of revenues after finalizing work on the consulting agreements for specific market.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.  Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate.  The estimated useful lives for significant property and equipment categories are as follows:

Vehicles                                  5 years
Furniture and Fixtures          5 years
Office equipment                   3 years

Depreciation expense for the years ending December 31, 2013 and 2012 was $69,564 and $29,922, respectively.

Goodwill

First, the Company qualitatively evaluates annually the recoverability of identifiable intangible assets when events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to a significant decrease in the market value of an asset, a significant adverse change to the extent or manner in which an asset is used, or an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset.  Second, if management determines that full recovery may not occur, the Company then quantitatively measures the carrying amount of the asset against the estimated non-discounted future cash flows associated with it. Should the sum of the expected future cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.  As of both December 31, 2013 and 2012, the Company’s management has determined that there has been no impairment losses associated with these assets.

Design costs and trademarks & patents are initially measured based on their fair values at time of purchase. The design costs and trademarks & patents are being amortized on a straight-line basis over the life of the trademarks and are stated at cost net of accumulated amortization.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC 740.  The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  The components of the deferred tax assets and liabilities are classified as current and non-current based on their characteristics.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorizes.  This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes.

Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Reclassifications

Certain amounts from the 2012 consolidated financial statements have been reclassified to conform to the 2013 presentation.

Recent Accounting Pronouncements

There were various accounting updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, consolidated results of operations or cash flows.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of December 31, 2013, through the date which the financial statements were available to be issued. Based upon the review, other than described in Note 16 – Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.
Note 3 - Acquisition

On March 22, 2013, the Company entered into a purchase agreement for 100% of the issued and outstanding common stock of VII owned by Vapor Systems International LLC. The Company issued 260,854 warrants to shareholders of VII allowing them to purchase one (1) share of the Company’s common stock at $.001 per share beginning April 1, 2014. These warrants were valued for the Company’s accounting purposes at $4.47 per share which represented the fair value of the Company’s common stock as determined by the Company’s independent appraiser. In addition, the Company assumed certain liabilities and a 10% convertible note of VII in the aggregate amount of approximately $470,000.  The total value of the acquisition was approximately $1,635,000 and has been allocated in accordance with ASC 805 as per the Company’s independent valuation as follows:

Machinery & Equipment	$70,000
IP and related technology	287,000
Amortizable intangible assets:
Customer contracts and related relationships	314,000
Trade name, trademark, and domain name	46,000
Non-compete covenants	23,000
Goodwill	895,000

Total assets acquired	1,635,000
Fair value of liabilities assumed	(469,000)

Net fair value	$1,166,000

The amortizable intangible assets have useful lives not exceeding ten years and a weighted average useful life of seven years. No amounts have been allocated to in-process research and development and $895,000 has been allocated to goodwill. In addition, from the date of acquisition through December 31, 2013, the liabilities assumed have been increased by approximately $195,000 as they have been accrued or settled.  Accordingly, $195,000 has also been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and is not deductible for tax purposes.

In addition to the above warrants, the purchase agreement and associated consulting contract with the prior management company of the business unit calls for additional shares to be issued in the event that the performance of the business unit exceeds $11,818,140 of accumulated EBITBA profitability over the subsequent four year operating period. The Company’s issuance of the additional shares is contingent upon future events and accordingly has treated the achievement of that performance provision as being remote and consequently has not assigned any future value to the purchase price.
Note 4 - Investments

On February 8, 2013, the Company entered into an agreement with Bio-Tech Medical Software, Inc. (“Bio-Tech”) which would allow the Company to purchase 833,333 of authorized shares of common stock which would represent 25% of Bio-Tech’s issued and outstanding shares of common stock for $1,500,000.  The Company advanced $600,000 upon execution of this agreement for the right to purchase with the remaining balance of $900,000 due and payable in installments at various dates by August 25, 2013. On June 26, 2013, the Company notified Bio-Tech that it was canceling the agreement. On February 27, 2014, the Company signed a settlement agreement with Bio-Tech. According to the agreement, the Company received full licensed right on biometric inventory tracking technology for the term of five years with no additional monies due. All stock transfers between the companies were canceled and rescinded.

On March 12, 2013, the Company entered into an agreement with three members of Medvend Holdings LLC whereby the Company would acquire 50% of their equity interest in Medvend. The purchase price of the equity interest is $4,100,000; the Company paid an advance of $300,000 upon execution of the contract for the right to purchase and another $300,000 was disbursed as an additional investment to Medvend Holdings LLC.  In May 2013, the three members of Medvend Holdings LLC were named in a lawsuit by that entity’s minority shareholders alleging improper conveyance of the three members’ ownership interest in Medvend Holding LLC to the Company.  Accordingly, also in May 2013, the Company filed suit against Medvend Holdings, LLC and the three members of that entity that were involved in the transaction. As of December 31, 2013, the Company’s management expects a full recovery of its investment.
Note 5 – Inventories

Inventories are stated at the lower of cost or market value.  Cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method.

The consolidated inventories at December 31, 2013 and 2012 consist of:

	2013	2012
Work in process and related capitalized costs	$878,956	$275,000
Deposits on dispensing machines	138,423	82,754
Vaporizers and accessories	193,575	-
Dispensing machines	58,500	58,500
Total inventory	$1,269,454	$416,254

Note 6 – Property and Equipment

Property and equipment at December 31, 2013 and 2012 consists of:

	2013	2012
Office equipment	$17,192	$2,509
Furniture and fixtures	73,567	-
Vehicle	-	92,000
Website development	46,922	-
Product development	52,570	-
	190,251	94,509
Less accumulated depreciation	(21,123)	(43,491)
Property and equipment, net	$169,128	$51,018

During 2013, the Company sold a vehicle with an initial value at cost of $92,000 and net book value of $32,818 at the day of sale. The Company received proceeds of $53,500. As a result, the Company recorded a gain of $20,682 related to the sale which has been included in other income on the Company’s statements of operations.

As of December 31, 2013 the $120,596 represents the net book value of the assets acquired from VII, $20,000 represents PVM and $28,532 represents Company assets.

Website development is capitalized and not depreciated until integration into the platform.

Product design costs are related to development of new product and related prototype unit by VII. These development costs are accumulated and capitalized until the date of launching the new product.

Property and equipment of VII were consolidated at fair market value established by independent evaluators at the date of acquisition.

Note 7 – Intangible Assets

The Company acquired certain intangible assets with its purchase of 100% of the outstanding common stock of VII on March 22, 2013.  The Company accounts for intangible assets acquired in a business combination, if any, under the purchase method of accounting at their estimated fair values at the date of acquisition.  Intangibles are either amortized over their estimated lives, if a definite life is determined, or are not amortized if their life is considered indefinite.

	2013	2012
Distributor relationship	$314,000	$-
IP/Technology	303,709	-
Domain names	46,000	-
Non-Compete covenants	23,000	-
	686,709	-
Less accumulated amortization	(32,750)	-
Intangible assets, net	$653,959	$-

Intangible assets of VII were consolidated at fair market value established by independent evaluators at the date of acquisition.

The estimated useful lives for significant intangible assets are as follows:

Distributor Relationship          10 years
Domain Names                          10 years
Non-Compete covenants           3 years

With the recent acquisition of its intangible assets in April 2013, the Company’s management does not believe any impairment of intangible assets has occurred as of December 31, 2013.
Note 8 – Accounts and Notes Receivable

As of December 31, 2013, accounts receivable totaling $1,864,506 represent receivables from clients of the Company’s subsidiary, PVM. The corresponding amount at December 31, 2012 was $2,052,000.

During December 2013, the Company entered in to a multiple advance secured promissory note for up to $1,000,000 with a Canadian partner of which $115,000 was disbursed in 2013. This note is due and payable, together with interest at 5% per annum.  As of December 31, 2013 the outstanding balance of this note receivable was $115,000.

Periodically the Company assesses and reviews the receivables for collectability, as of December 31, 2013, the Company’s management considered all accounts outstanding fully collectible.
Note 9 - Marketable Securities and Customer Deposits

Marketable securities

At December 31, 2013, the Company held as a deposit of 7,000,000 shares (issued on September 5, 2013) as payment for $300,000 in accounts receivable billed to a customer. The fair value of the shares as of December 31, 2013 (with 12% discount because of restriction) was $184,800. The value of these unliquidated shares is offset against the outstanding amounts owed to the Company until such time that the shares are liquidated and the cash proceeds are used to pay off the receivable and any excess cash will be returned to the client in accordance with the contract. For financial reporting purposes, the Company does not classify these shares as investments, but rather as a deposit for receivable settlement.

Customer deposits

Advance payments from customers are recorded as customer deposits on the balance sheet.

	2013	2012
Advance payments from customers	$127,550	$-
Prepaid sales of vaporizers	75,636
Total customer deposits	$203,186	$-

At December 31, 2012 the Company didn’t hold any deposits from customers.
Note 10 – Long-term and Short-term Debt

Long-term debt at December 31, 2013 and 2012 consists of:

	2013	2012
Loan to a bank payable in monthly installments of $1,535 including interest at 8.8% through May 2016. The note is secured by a vehicle.	$-	$58,848
Notes payable to unrelated third party payable		50,000
Total long-term debt		108,848
Less current portion		(16,428)
Long-term portion	$-	$92,420

During 2013 the Company sold the vehicle. The original vehicle acquisition was financed by an auto loan provided by a major bank. The outstanding balance of the loan was repaid in full to the bank with proceeds from the sale of the vehicle.

Short-term debt at December 31, 2013 and 2012 consists of:

	2013	2012
Note payable to unrelated third party payable	$75,000	$-
Notes payable to related party	111,794
Total current debt	$186,794	-

Note payable to unrelated party was signed on March 22, 2013 and is due on April 22, 2014, bearing an interest rate of 10% per annum. Interest expense for 2013 on notes payable amounted to $27,417. The notes payable to related parties bear no interest.
Note 11 – Related Party Transactions

During 2012, the Company issued notes payable to a shareholder in the aggregate amount of $125,000 in exchange for the shareholder’s original investment in PVM common stock.  The notes bear no interest and are due on demand.  As of December 31, 2012, the outstanding balance on the notes was $94,000 and as of December 31, 2013, the notes were paid in full.

On January 1, 2012, the Company issued a note payable to PVMI which is 100% owned by the founder of the Company in the amount of $1,000,000 along with the issuance of 2,000,000 shares of the Company’s common stock for 100% of PVMI Named Subsidiaries and for the exclusive use of patents related to PVMI’s dispensing systems. The note was secured with 1,000,000 shares of the Company’s common stock.  The note was due on demand and bore interest at 10% of the outstanding balance beginning January 1, 2013. The balance at December 31, 2012 was $775,038 and as of December 31, 2013, the note was paid in full.

The Company utilizes Vincent Chase Inc., which is 100% owned by the founder of the Company for management advisory and consulting services.  During the years ended December 31, 2013 and 2012, the Company incurred fees of $262,500 and $230,706, respectively, for these services.

During 2013, the Company issued two promissory notes payable to Vincent Chase Inc., on September 20, 2013 in the amount of $150,000 and on October 28, 2013 in the amount of $100,000.   At December 31, 2013 the outstanding amount for the combined notes was $111,794.

The Company utilizes Kind Clinics, LLC, which is 100% owned by the Chief Executive Officer of the Company for management advisory and consulting services.  During the year ended December 31, 2012, the Company incurred $113,613 in fees for these services.

For the year ending December 31, 2013, the Company paid salary to Dr. Bruce Bedrick, the Chief Executive Officer in the gross amount of $133,991. In addition, during 2013 the Company paid  to Dr. Bedrick various expense reimbursements related to Company construction projects in Arizona in the amount of $98,519 and advances on investments in Bio-tech in the amount of $24,000.

For the year ended December 31, 2012 the Company utilized AVT, Inc., for the procurement, manufacture and assembly of its dispensary units. During 2012, the Company incurred approximately $480,000 and $510,000 in manufacturing costs. In addition, the Company’s existing inventory of dispensary units was held at AVT, Inc.’s manufacturing facility in Corona, California on behalf of the Company. The Company believes that its transactions with AVT, Inc. during 2012 were completed on an arms-length basis.
Note 12 – Stockholder’s Equity

Preferred Stock

In November 2011, the Company issued 6,000,000 shares of its Series A convertible preferred stock, par value $0.001 per share, to the founder and a shareholder of the Company. Each share of preferred stock can be converted into five shares of common stock.  In October 2012, 3,000,000 shares of preferred stock were returned to the Company by the shareholder and reissued to the founder.  In January 2013, the founder returned to the Company the 3,000,000 shares of Preferred stock and they were immediately cancelled.

Common Stock

During 2013, the Company issued 1,079,303 shares of common stock at an average price $5.35, resulting in net cash proceeds of $4,486,541.  In addition, during 2013, the Company had non-cash additions to equity from the issuances of warrants and common stock in connection with the VII acquisition of $1,285,553.

On December 18, 2013 the Company declared a two-for-one (2:1) forward stock split on its outstanding common stock, effectuated in the form of a common stock dividend.. This stock dividend required FINRA approval which was granted in 2014 and the stock dividend aggregating in 14,762,875 common shares was issued on February 3, 2014.  Accordingly, the Company’s consolidated financial statements have been retroactively stated to reflect the  2:1 forward stock split.
Note 13– Income (Loss) Per Share

The calculation of basic and diluted net income (loss) per share for the twelve months ended December 31, 2013 and 2012 is summarized as follows:

	Income (Loss) (Numerator)	Shares (Denominator)	Per-Share Amount

December 31, 2013
Basic EPS:
Net loss attributable to common shareholders	$(556,655)	28,971,983	$(0.02)
Effect of dilutive securities
Convertible preferred stock	---	15,534,247
Diluted EPS:
Net loss attributable to common shareholders and assumed conversions	$(556,655)	44,506,230	$(0.01)
December 31, 2012
Basic EPS:
Net loss attributable to common shareholders	$(344,487)	25,119,175	$(0.01)
Effect of dilutive securities
Convertible preferred stock	---	30,000,000
Diluted EPS:
Net loss attributable to common shareholders and assumed conversions	$(344,487)	55,119,175	$(0.01)

Note 14 – Income Taxes

The Company accounts for income taxes under FASB ASC 740-10, which requires use of the liability method. FASB ASC 740-10-25 provides that deferred tax assets and liabilities are recorded based on the differences between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

Deferred income taxes are provided for temporary differences arising from using the straight-line depreciation method for financial statement purposes and accelerated methods of depreciation for income taxes, including differences between book and tax for amortizing organization expenses.  In addition, deferred income taxes are recognized for certain expense accruals, allowances and net operating loss carry forwards available to offset future taxable income, net of valuation allowances for potential expiration and other contingencies that could impact the Company’s ability to recognize the benefit.

The Company is required to file federal and state income tax returns.  Various taxing authorities may periodically audit the Company’s income tax returns. These audits would include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions.

The Company has not yet undergone an examination by any taxing authorities.  Management has performed its evaluation of all other income tax positions taken on all open income tax returns and has determined that there were no positions taken that do not meet the “more likely than not” standard.  Accordingly, there are no provisions for income taxes, penalties or interest receivable or payable relating to uncertain income tax provisions in the accompanying financial statements.

From time to time, the Company may be subject to interest and penalties assessed by various taxing authorities.  These amounts have historically been insignificant and are classified as other expenses when they occur.

The consolidated provision for federal and state income taxes for the years ended December 31, 2013 and 2012 are as follows:

	2013		2012
Current income taxes
Federal	$(147,442)		$(117,125)
State	(34,335)		(30,450)
	(181,777)		(145,575)
Deferred income taxes
Federal	147,442		117,125
State	38,335		30,450
	185,777		145,575

Provision for income taxes	$4,000	$	---

The components of the Company’s tax rates for the years ended December 31, 2013 and 2012 are as follows:

	2013	2012
Tax rates
Federal	34.00%	34.00%
State	8.84%	8.84%

	42.84%	42.84%

The tax provision differs from the expense that would result from applying statutory rates to income before income taxes primarily because of depreciation, state income taxes, and the nondeductibility of certain expenses for income tax purposes.
Note 15 – Commitments and Contingencies

The Company may rent property, equipment, transportation equipment, and various clinics on an as needed basis.

On August 1, 2011, the Company entered into a lease agreement for office space located in West Hollywood, California through June 30, 2017 at a monthly rate of $14,397.

In addition, the Company leases office facilities located at West Hills, California and Scottsdale, Arizona from unrelated third parties at a monthly rate of $1,300 and $1,420. The West Hills lease is on a month to month basis. The Arizona lease is a non-auto renewing lease with the most current agreement covering the period from November 1, 2013 to April 30, 2014. In March 2014, a new lease agreement was signed for six months commencing May 1, 2014.

At December 17, 2013 the Company’s subsidiary VII entered in to an agreement for a 1 year non-cancelable lease in Deerfield Beach, Florida. The lease starts on January 1, 2014 at a monthly rate of $1,981, after December 31, 2014 the lease will be on a month to month basis.

The Company rents virtual offices/meeting spaces in Tokyo, London and New York on a month to month basis for approximate $330 per month. The payment is charged to rent expense as incurred.

Total rent expense under operating leases for December 31, 2013 and 2012 was $142,200 and $124,727, respectively.

The minimum future lease payments under non-cancelable operating leases with remaining term in excess of one year at December 31, 2013 were as follows:

Note 16 – Subsequent Events

In January and February 2014 the Company sold 485,830 shares of common stock at a price of $5.00 per share raising net proceeds of approximately $2,400,000.

The Company’s inventory at December 31, 2013 includes the capitalized costs acquired by the Company during developing of new markets. These costs are charged to cost of revenues after finalizing work on the consulting agreements for specific market by allocation total capitalized costs to the number of clients in the specific market. In late January 2014 the announcement for awarding licenses for dispensaries in Massachusetts was issued and the Company was unsuccessful obtaining any license in that state. As a result, the acquired costs accumulated for developing the market of Massachusetts will be charged to cost of revenues in January 2014 in the amount of $259,657.

In February 2014 the Company issued notes payable to PVMI which is 100% owned by the founder of the Company in the amount of $250,000 and $100,000.  These notes were substantially repaid and as of March 28, 2014 the outstanding balance was $16,574.

The Company retained Vincent Chase Inc. for 2014 for management advisory and consulting services for the monthly compensation of $12,500.

On December 18, 2013 the Company declared a two-for-one (2:1) forward stock split, effectuated in the form of a common stock dividend on each share of its outstanding common stock. The stock dividend was issued on February 3, 2014 in the amount of 14,762,875 common shares.

On February 26, 2013, the Company entered into a Stock Purchase Agreement and Technology Licensing Agreement to acquire 25% or 833,333 shares of Bio-Tech in exchange for $1,500,000 and 700,000 shares of the Company’s common stock. On February 27, 2014 the Company signed a settlement agreement with Bio-Tech. According to the agreement, the Company maintained full license rights on the Bio-Tech technology for the term of five years with no additional monies due from the Company. All stock transfers between the companies were canceled and rescinded.

The Company has elected J. Mitchell Lowe, co-founder of Netflix and former Redbox president, to its Board of Directors, effective March 3, 2014. Mr. Lowe is the first Independent Director of the Company.

VAPOR SYSTEMS INTERNATIONAL, LLC
REPORT AND FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm:  F-7

Balance Sheets:                                                                               F-8

Statements of Operations:                                                             F-9

Statements of Members’ Equity (Deficit):                                   F-10

Statements of Cash Flows:                                                            F-11

Notes to Financial Statements:                                                     F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Vapor Systems International, LLC
Boca Raton, FL

We have audited the accompanying balance sheets of Vapor Systems International, LLC (a Florida corporation) as of December 31, 2012 and 2011, and the related statements of operations, members’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vapor Systems International, LLC as of December 31, 2012 and 2011, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred an operating loss and has an accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Q Accountancy Corporation

Irvine, California
October 18, 2013

VAPOR SYSTEMS INTERNATIONAL, LLC
BALANCE SHEETS
DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
Current assets: Cash and cash equivalents Accounts receivable, net of allowance for doubtful accounts of $-0- and $-0-, respectively Inventory	$83 4,307 294,896	$36,099 4,800 ---
Total current assets	299,286	40,899
Property and equipment, net of accumulated depreciation of $24,590 and $8,197, respectively	36,156	73,768
Intangible assets, net of accumulated amortization of $67,648 and $32,353, respectively	399,099	635,478
Total assets	$734,541	$750,145

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)

Current liabilities: Accounts payable Accrued liabilities Distributor deposits Related party payables, current	$467,807 151,118 59,548 423,204	$8,115 29,265 165,226 351,181
Total current liabilities	1,101,677	553,787
Note payable Related party payable, non-current Commitments and contingencies	175,000 --- ---	--- 300,000 ---
Members’ equity (deficit): Members’ capital Accumulated deficit	1,155,000 (1,697,136)	840,000 (943,642)
Total member’s equity (deficit)	(542,136)	(103,642)
Total liabilities and members’ equity (deficit)	$734,541	$750,145

The accompanying notes are an integral part of these financial statements.

VAPOR SYSTEMS INTERNATIONAL, LLC
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2012

	2012	2011
Sales Cost of goods sold	$1,162,199 906,832	$128,896 87,681
Gross margin Operating expenses: General and administrative Sales and marketing Payroll and related expenses Depreciation and amortization Impairment of long lived assets	255,367 326,377 155,783 148,731 51,688 284,775	41,215 529,542 333,269 81,496 40,550 ---
Total operating expenses	967,354	984,857
Loss from operations Other income (expense): Interest expense Other expense	(711,987) (40,435) (1,072)	(943,642) --- ---
Total other income (expense)	(41,507)	---
Loss before provision for income taxes Provision for income taxes	(753,494) ---	(943,642) ---
Net loss	$(753,494)	$(943,642)

The accompanying notes are an integral part of these financial statements.

VAPOR SYSTEMS INTERNATIONAL, LLC
STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2012

		Members’ Capital		Accumulated Deficit		Total Members’ Equity (Deficit)
Balance, January 1, 2011	$	---	$	---	$	---
Capital contributions		840,000		---		840,000
Net loss				(943,642)		(943,642)
Balance, December 31, 2011		840,000		(943,642)		(103,642)
Capital contributions		315,000		---		315,000
Net loss		---		(753,494)		(753,494)
Balance, December 31, 2012		$1,155,000		$(1,697,136)		$(542,136)

The accompanying notes are an integral part of these financial statements.

VAPOR SYSTEMS INTERNATIONAL, LLC
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

		2012		2011
Cash flows from operating activities: Net loss		$(753,494)		$(943,642)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization
Impairment of long lived assets
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable
(Increase) in inventory
Increase in accounts payable
Increase in accrued liabilities
Increase (decrease) in distributor deposits
		51,688 284,775 493 (294,896) 459,692 121,853 (105,678)		40,550 --- (4,800) - 8,115 29,265 165,226
Net cash used in operating activities		(235,567)		(705,286)
Cash flows from investing activities: Purchase of property and equipment		(13,556)		(81,965)
Capitalized cost of intangibles		(48,916)		(67,831)
Net cash used in investing activities		(62,472)		(149,796)
Cash flows from financing activities: Increase (decrease) in related party payables Proceeds from the issuance of note payable Capital contributions		(102,977) 175,000 190,000		51,181 --- 840,000
Net cash provided by financing activities		262,023		891,181
Net increase (decrease) in cash and cash equivalents Cash and cash equivalents, beginning of year		(36,016) 36,099		36,099 ---
Cash and cash equivalents, end of year		$83		$36,099

Supplemental disclosure of cash flow information
Cash paid for : Interest		$40,435	$	---
Income taxes	$	---	$	---
Non-cash transactions:
Acquisition of intangibles for related party note	$	---		$600,000
Related party note reduction for impairment		$250,000	$	---
Capital contribution for related party payable		$125,000	$	---

VAPOR SYSTEMS INTERNATIONAL, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

1. BUSINESS AND ORGANIZATION

Vapor Systems International, LLC (the Company) was formed as a limited liability company in the State of Florida in 2011. The company manufactures vaporizers for the use with herbal, plant and medicinal products to provide a healthier smoke-free and high-quality, vapor release of the products active ingredients.

The Company sells its vaporizers online and through various distributions throughout the United States.

2. GOING CONCERN

As shown in the accompanying financial statements, the Company has an accumulateddeficit of ($1,697,136) since inception through December 31, 2012, and has a workingcapital deficit of ($802,391) as of December 31, 2012. The Company’s present revenues are insufficient to meet operating expenses. Additional debt and equity financing will be required by the Company to fund its activities and to support operations. However, there is no assurance that the Company will be able to develop profitable operations. Management has devoted substantially all of its efforts to develop its existing products line. These factors, among others, raise substantial doubt that the Company will be able to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual amounts could materially differ from those estimates.

Concentrations of Credit Risk

The Company currently maintains substantially all of its day-to-day operating cash with a major financial institution. At times, cash balances maybe in excess of the amounts insured by the Federal Deposit Insurance Corporation (FDIC). Management believes the financial risk associated with these balances is minimal and has not experienced any losses to date.

For the year ended December 31, 2011, one (1) customer accounted for 100% of the company’s outstanding receivables.

Cash and Cash Equivalents

For purposes of the balance sheets and statements of cash flows, the company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company is subject to credit risk as it extends credit to its customers, some of whom are outside the United States. The Company extends credit to its customers, mostly on an unsecured basis after performing certain credit analysis. The Company’s domestic terms are net 30 days.

Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a credit to accounts receivable.

Inventory

Inventory is valued at the lower of cost or market, using the first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are stated at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the year. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which range from three to thirty-nine years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the related lease term.

Intangible Assets

Intangible assets are carried at cost and consist of trademarks and patents. Amortization is provided on the straight-line basis over the estimated useful lives of the respective assets, ranging from ten to seventeen years.

Impairment of Long-Lived Assets

The Company reviews the carrying values of its long-lived and intangible assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. During the year ended December 31, 2012, the Company recorded an impairment loss on its long-lived assets in the amount of $284,775 as discussed in Notes 6 and 7.

Revenue Recognition

The Company sells product through two principal channels: 1) through distributors and dealers; and 2) directly to consumers. Revenue is recognized when title and risk of loss passes, which can be on the date of shipment or the date of the receipt by customer, prices are fixed and determinable, and collectability is reasonable assured. Payment terms vary by customer but are typically less than 60 days. Occasionally products are returned and accordingly, the Company maintains an estimated sales return that is recorded as a reduction in revenue. Product returns were not significant for the years ended December 31, 2012 and 2011.

Income Taxes

Federal and state income taxes are not payable by the Company (an LLC). Members are taxed individually on their respective share of Company earnings, allocated in accordance with the terms of the operating agreement. Accordingly, no provision, for federal or state income taxes has been included in these financial statements.

The LLC applies ASC Topic 740-10, Accounting for Uncertainty in Income Taxes, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. For the years ended December 31, 2012 and 2011, the LLC has no material uncertain tax positions to be accounted for in the financial statements under the new rules. The LLC recognizes interest and penalties, if any, related to unrecognized tax benefits in interest expense. The LLC is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.
Comprehensive Income (Loss)

The Company reports and displays its components of comprehensive income or loss in its financial statements with the same prominence as other financial statement amounts. For the years ended December 31, 2012 and 2011, the Company had no other components of comprehensive loss of other than its net loss as reported on the statement of operations.

Shipping and Handling Costs

The company classifies freight billed to customers as sales revenue and the related freight costs as cost of sales.

Advertising and Promotion

The Company expenses advertising production costs as they are incurred and advertising communication costs the first time the advertising takes place. Advertising and promotion costs were $64,092 and $33,504 for the years ended December 31, 2012 and 2011, respectively.

Research, Development and Engineering Expenses

Research and development costs are charged to expense as incurred. Costs include expenditures for new product and manufacturing processes innovation and improvements to existing products and processes. Costs primarily consist of salaries, wages, consulting and depreciation and maintenance of research facilities and equipment.

Warranty Obligation

The Company offers a one (1) year warranty on its products. The Company estimates the costs that may be incurred under its warranties and records a liability in the amount of such costs at the time the product is sold. Factors that affect the Company’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. The amount of the reserve recorded is equal to the net costs to repair or otherwise satisfy the claim. The Company includes the warranty obligation in accrued liabilities on the Company’s balance sheets.

Fair Value of Financial Instruments

In addition to the financial instruments listed above, the Company’s financial instruments also include cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued expenses. The fair values of these instruments approximated the carrying values as of December 31, 2012 and 2011 due to their short term nature.

Recent Accounting Pronouncements

In December 2011 and January 2013, the FASB issued new accounting guidance related to disclosures on offsetting assets and liabilities on the balance sheet. This newly issued accounting standard requires and entity to disclose both gross and net information about instruments and transactions eligible for offset in the balance sheet as well as instruments and transactions executed under a master netting or similar arrangement and was issued to enable users of financial statements to understand the effects or potential effects of those arrangements on its financial position. Since the accounting guidance only impacts disclosure requirements, its adoption will not have a material impact on the Company’s financial statements.

In July 2012, the FASB updated the accounting guidance related to annual and interim indefinite-lived intangible asset impairment testing. The updated accounting guidance allows entities to first assess qualitative factors before performing a quantitative assessment of the fair value of indefinite-lived intangible assets. If it is determined on the basis of qualitative factors that the fair value of indefinite-lived intangible assets is more likely than not less than the carrying amount, the existing quantitative impairment test is required. Otherwise, no further impairment testing is required. The Company does not expect adoption to have a material impact on the Company’s financial statements.

There were various accounting updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

4. ASSET ACQUISITION

In February 2011, we entered into an Asset Purchase and Sale Agreement with Vaporfection Vaporizers, Inc. and its founder (collectively, the sellers) to acquire certain intellectual property,including related trademarks and patents, for $600,000 through the issuance of a note payable in the amount of $450,000, member equity interest in the $62,500, and cash of $87,500. In connection with the agreement, we also entered into an Employment Agreement with the founder for a four-year term with compensation in the amount of $150,000 per annum. In addition, the founder (employee) will receive a royalty on the first 10,000 units sold during each year of the employment term in the varying amount of $5.00 – $20.00 per unit, and a 10% net profit royalty of any new product(s) developed during the employment term. The company maintains the right to extend the Employment Agreement for successive one (1) year terms following the initial employment period.

5. INVENTORY

Inventory consisted of the following as of December 31, 2012 and 2011:

	2012	2011
Raw materials and components Finished goods	$123,726 171,170	$	- -
Inventory, net	$294,896		$-

6. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2012 and 2011:

	2012	2011
Furniture, fixtures and office equipment Web development	$21,581 39,165	$21,581 60,384
	60,746	81,965
Less: accumulated depreciation	(24,590)	(8,197)
Property and equipment, net	$36,156	$73,768

Depreciation expense was $16,393 and $8,197, respectively, for the years ended December 31, 2012 and 2011. During the year ended December 31, 2012, the Company determined that certain capitalized web development costs were no longer viable and impaired those identified costs in the amount of $34,775.

7. INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2012 and 2011:

	2012	2011
Trademarks and patents	$466,747	$667,831
Less: accumulated amortization	466,747 (67,648)	667,831 (32,353)
Intangible assets, net	$399,099	$635,478

Amortization expense was $35,295 and $32,353, respectively, for the years ended December 31, 2012 and 2011. During the year ended December 31, 2012, the Company determined that certain trademarks and patents acquired in the prior year were not expected to be utilized and therefore recorded an impairment of $250,000 associated with those costs.

Future amortization expense is as follows:

Years Ending December 31,

2013 2014 2015 2016 Thereafter	$29,172 29,172 29,172 29,172 282,411
$399,099

8. COMMITMENTS AND CONTINGENCIES

Litigation and Claims

The Company is subject to certain outside claims and litigation arising in the ordinary course of business. In the opinion of the Company’s management, based on consultation with legal counsel, the outcome of such matters are not expected to have a material effect on the Company’s financial position or results of operations.

9. RELATED PARTY TRANSACTIONS

Periodically throughout the year, the Company receives advances from its managing member that is used for working capital purposes. These advances are non-interest bearing and are to be repaid as cash becomes available. The outstanding balances of advances as of December 31, 2012 and 2011 were $76,180 and $223,204, respectively. In addition, the Company management fees in the amounts of $257,600 and $299,000 for the years ended December 31, 2012 and 2011, respectively.

The Company issued a note payable to a member for the purchase of assets in the amount of $450,000 as described in Notes 4 and 10. In connection with the impairment of the trademarks and patents as discussed in Note 7, the note payable to the member was reduced by $250,000. The outstanding balance on the note as of December 31, 2012 and 2011 was $175,000 and $450,000, respectively.

In addition, the Company accrued $25,000 in royalty to the member for the assets purchased in Note 4 as of December 31, 2012.

10. NOTES PAYABLE

As described in Note 4, in February 2011 the Company issued a note payable in the amount of $450,000 to the founder of Vaporfection Vaporizers, Inc. for the acquisition of certain trademarks, patents and other intellectual property. In addition, the founder became an employee and member of the Company. Pursuant to the acquisition agreement, the note bears no interest and is payable in annual installments of $150,000 on January 1st of each succeeding year through 2014.

In June 2012, the Company entered into financing agreement with an unrelated third party in the amount of $175,000. Per the terms of the agreement, the note is payable in monthly installments of $2,625 and bears interest at the rate of 18% per annum. In October 2012, the company defaulted on the note and began negotiations to reach an agreement for payment with the note holder. As of December 31, 2012, the outstanding balance plus accrued interest on the note was $188,710. On January 2, 2013 the company entered into a Forbearance Agreement with the note holder, whereby the note’s interest rate will be reduced to 15% per annum and payment in full including interest will be made by the company within one (1) year from the date of the agreement.

Following is the maturities of the outstanding notes payable as of December 31st:

Years Ending December 31,

2013 2014	$175,000 175,000
Less: current portion	350,000 (175,000)
Long-term note payable	$175,000

11. SUBSEQUENT EVENTS

In January 2013, the Company entered into a Forbearance Agreement with an unrelated third party for payment on its outstanding note payable in the amount of $188,710 as described in Note 10.

In February 2013, the Company entered into an operating lease agreement for its office facilities. Per the terms of the agreement, rent is payable in the amount of $1,800 per month. The agreement is for an initial term of three (3) months that is automatically renewed for the same duration until terminated by either party in accordance with the agreement.

In March 2013, the Company entered into an agreement whereby the Company would effect a statutory merger with a newly formed entity, Vaporfection International, Inc. (a Florida Corporation) (VII), and transfer substantially all of its assets and certain liabilities to VII and exchange all of its outstanding members interests for 100% of the outstanding common stock of VII.

In connection with the merger, VII entered into an agreement to sell 100% of its outstanding common stock in exchange for 260,854 warrants of Medbox, Inc with the right to purchase Medbox common stock beginning in April 2014.

In June 2013, the company’s successor, VII, entered into an agreement with its primary manufacturer of its products for payment of its outstanding accounts payable with the manufacturer in the amount of approximately $291,000.